SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. __)

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☒       Definitive Proxy Statement

☐       Definitive Additional Materials

☐       Soliciting Material Pursuant to §240.14a-12

ECHELON CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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ECHELON CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, MAY 17, 2016

10:00 A.M. PACIFIC TIME

We cordially invite you to attend the 2016 Annual Meeting of Stockholders of Echelon Corporation. The meeting will be held on Tuesday, May 17, 2016, at 10:00 a.m., Pacific Time, at 2901 Patrick Henry Drive, Santa Clara, California 95054. At the meeting we will:

1.         Elect one Class C director for a term of three years and until her respective successor is duly elected and qualified;

2.         Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

3.         Transact any other business as may properly come before the meeting or any postponement or adjournment thereof.

These items are fully discussed in the following pages, which are made part of this Notice. Stockholders who owned our common stock at the close of business on Thursday, March 24, 2016, are entitled to notice of and to vote at the annual meeting.

Your vote is important. Whether or not you plan to attend the annual meeting, please cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, via the Internet, as promptly as possible. You may also request a printed set of the proxy materials which will allow you to submit your vote by mail or by telephone, if you prefer. We encourage you to vote via the Internet. It is convenient, is more environmentally friendly, and saves us significant postage and processing costs.

Sincerely, Alicia J. Moore Chief Legal and Administration Officer

Santa Clara, California

April 6, 2016

2016 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

-i-

-ii-

ECHELON CORPORATION

PROXY STATEMENT

FOR

2016 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

Our Board of Directors is soliciting proxies for the 2016 Annual Meeting of Stockholders to be held at 2901 Patrick Henry Drive, Santa Clara, California 95054 on Tuesday, May 17, 2016, at 10:00 a.m., Pacific Time. The address of our principal executive office is 2901 Patrick Henry Drive, Santa Clara, California 95054 and our telephone number at this address is 408-938-5200. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters set forth in the attached Notice of Annual Meeting. Please read it carefully.

Beginning on April 6, 2016, copies of this Proxy Statement were first sent or made available to persons who were stockholders at the close of business on March 24, 2016, the Record Date for the annual meeting.

Notice of Internet Availability of Proxy Materials

Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we have chosen to provide access to our proxy materials over the Internet. We are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and our beneficial owners. All stockholders will have the option to access the proxy materials on a website referred to in the Notice, or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy of the proxy materials are included in the Notice. You may also request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Electronic Access to Proxy Materials

The Notice will provide you with instructions on how to:

●	View our proxy materials for our annual meeting on the Internet; and

●	Instruct us to send our future proxy materials to you electronically by e-mail.

Choosing to receive future proxy materials by e-mail will save us the cost of printing and mailing the proxy materials to you and will reduce the environmental impact of our annual meeting. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions including a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Costs of Solicitation

Echelon will pay the costs and expenses of soliciting proxies from stockholders.

Certain of our directors, officers, employees and representatives may solicit proxies on our behalf, in person or by written communication, telephone, email, facsimile or other means of communication. We have engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $17,000 in the aggregate. Arrangements may be made with brokerage houses, custodians, and other nominees for forwarding proxy materials to beneficial owners of shares of our common stock held of record by such nominees and for reimbursement of reasonable expenses they incur. Our costs for such services will not be significant.

Record Date and Shares Outstanding

Only stockholders of record at the close of business on March 24, 2016, are entitled to attend and vote at the annual meeting. On the record date, 4,417,130 shares of our common stock were outstanding and held of record. All share numbers set forth in this Proxy Statement reflect our 1-for-10 reverse stock split effected December 7, 2015.

QUESTIONS AND ANSWERS REGARDING OUR ANNUAL MEETING

Although we encourage you to read this Proxy Statement in its entirety, we include this question and answer section to provide some background information and brief answers to certain questions you may have about the annual meeting or this Proxy Statement.

Q:	Why am I receiving these proxy materials?

A:     Our Board of Directors is providing these proxy materials to you in connection with our annual meeting of stockholders, which will take place on May 17, 2016. Stockholders are invited to attend the annual meeting and are requested to vote on the proposals described in this Proxy Statement.

Q:	What is the Notice of Internet Availability?

A:     In accordance with rules and regulations adopted by the SEC, instead of mailing a printed copy of our proxy materials to all stockholders entitled to vote at the annual meeting, we are furnishing the proxy materials to our stockholders over the Internet. If you received a Notice by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice will instruct you as to how you may access and review the proxy materials and submit your vote via the Internet. If you received a Notice by mail and would like to receive a printed copy of the proxy materials, please follow the instructions included in the Notice for requesting such materials.

On or about April 6, 2016, we mailed the Notice to all stockholders entitled to vote at the annual meeting. On the date of mailing of the Notice, all stockholders and beneficial owners will have the ability to access all of our proxy materials on the website referred to in the Notice. These proxy materials will be available free of charge.

Q:	What proposals will be voted on at the annual meeting?

A:     There are two proposals scheduled to be voted on at the annual meeting:

●	Election of the Class C nominee for director set forth in this Proxy Statement; and

●	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

Q:	What is Echelon’s voting recommendation?

A:     Our Board of Directors unanimously recommends that you vote your shares “FOR” the Class C nominee to our Board of Directors, and “FOR” ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

Q:	What happens if additional proposals are presented at the annual meeting?

A:     Other than the two proposals described in this Proxy Statement, Echelon does not expect any additional matters to be presented for a vote at the annual meeting. If you are a stockholder of record and grant a proxy, the persons named as proxy holders, Alicia J. Moore, our Chief Legal and Administration Officer, and C. Michael Marszewski, our Vice President and Chief Financial Officer, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting. If for any unforeseen reason Echelon’s Class C nominee is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate as may be nominated by our Board of Directors.

Q:	Who can vote at the annual meeting?

A:     Our Board of Directors has set March 24, 2016 as the record date for the annual meeting. All stockholders who owned Echelon common stock at the close of business on March 24, 2016 may attend and vote at the annual meeting. Each stockholder is entitled to one vote for each share of common stock held as of the record date on all matters to be voted on. Stockholders do not have the right to cumulate votes. On March 24, 2016, there were 4,417,130 shares of our common stock outstanding. Shares held as of the record date include shares that are held directly in your name as the stockholder of record as well as those shares held for you as a beneficial owner through a broker, bank or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:     Most stockholders of Echelon hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders of Record

If your shares are registered directly in your name with Echelon’s transfer agent, Computershare, you are considered the stockholder of record with respect to those shares and the Notice has been sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to Echelon or to vote in person at the annual meeting.

Beneficial Owners

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you request a “legal proxy” from the broker, bank or other nominee who holds your shares, giving you the right to vote the shares at the annual meeting.

Q:	How many votes does Echelon need to hold the annual meeting?

A:     A majority of Echelon’s outstanding shares as of the record date must be present at the annual meeting in order to hold the meeting and conduct business. This is called a quorum. Both abstentions and broker “non-votes” are counted as present for the purpose of determining the presence of a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Shares also are counted as present at the meeting if you:

●	are present and vote in person at the meeting; or

●	have properly submitted a proxy card or voting instruction card or voted via the Internet or by telephone.

Q:	What is the voting requirement to approve each of the proposals?

A:     Proposal One — Directors are elected by a plurality vote, and therefore the individual receiving the highest number of “FOR” votes will be elected. Votes of “WITHHOLD” and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality. You may vote either “FOR” or “WITHHOLD” on the Class C nominee for election as director.

Proposal Two — The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote is required to ratify the appointment of KPMG LLP as our Company’s independent registered public accounting firm. You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal Two. Abstentions are deemed to be votes cast and have the same effect as a vote against the proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on the proposal.

Q:	Who counts the votes?

A:     Voting results are tabulated and certified by Broadridge Financial Solutions, Inc.

Q:	What happens if I do not cast a vote?

A:     Stockholders of record — If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting. However, if you submit a signed proxy card with no further instructions, the shares represented by that proxy card will be voted as recommended by our Board of Directors.

Beneficial owners — If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors (Proposal One), because if you do not indicate how you want your shares voted on such proposal, your bank, broker or other nominee is not allowed to vote those shares on your behalf on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank, broker or other nominee how to vote in the election of directors, no votes will be cast on your behalf. Your bank, broker or other nominee will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of our Company’s independent registered public accounting firm (Proposal Two).

Q:	How can I vote my shares in person at the annual meeting?

A:     Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to vote in person, please bring your proxy card or proof of identification to the annual meeting. Even if you plan to attend the annual meeting, Echelon recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting. If you hold your shares in street name, you must request a legal proxy from your broker, bank or other nominee in order to vote in person at the annual meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:     Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the annual meeting. If you are a stockholder of record, you may vote by submitting a proxy; please refer to the voting instructions in the Notice or below. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, bank or other nominee; please refer to the voting instructions provided to you by your broker, bank or other nominee.

Internet —Stockholders of record with Internet access may submit proxies by following the “Vote by Internet” instructions on the Notice until 11:59 p.m., Eastern Time, on May 16, 2016, or by following the instructions at www.proxyvote.com. Most of our stockholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their brokers, banks or other nominees. A large number of banks and brokerage firms are participating in Broadridge Financial Solutions, Inc.’s online program. This program provides eligible stockholders the opportunity to vote over the Internet or by telephone. Voting forms will provide instructions for stockholders whose bank or brokerage firm is participating in Broadridge’s program.

Telephone — If you request a printed set of the proxy materials, you will be eligible to submit your vote by telephone.

Mail — If you request a printed set of the proxy materials, you may indicate your vote by completing, signing and dating the proxy card or voting instruction form where indicated and by returning it in the prepaid envelope that will be provided.

Q:	How can I change or revoke my vote?

A:     Subject to any rules your broker, bank or other nominee may have, you may change your voting instructions at any time before your proxy is voted at the annual meeting.

Stockholders of record — If you are a stockholder of record, you may change your vote by (1) filing with our Chief Legal and Administration Officer, prior to your shares being voted at the annual meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy relating to the same shares, or (2) attending the annual meeting and voting in person (although attendance at the annual meeting will not, by itself, revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by our Chief Legal and Administration Officer prior to the taking of the vote at the annual meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our Chief Legal and Administration Officer or should be sent so as to be delivered to our principal executive offices, Attention: Chief Legal and Administration Officer.

Beneficial owners — If you are a beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, bank or other nominee, or (2) by attending the annual meeting and voting in person if you have obtained a legal proxy giving you the right to vote the shares from the broker, bank or other nominee who holds your shares.

In addition, a stockholder of record or a beneficial owner who has voted via the Internet or by telephone may also change his, her or its vote by making a timely and valid later Internet or telephone vote no later than 11:59 p.m., Eastern Time, on May 16, 2016.

Q:	Where can I find the voting results of the annual meeting?

A:     The preliminary voting results will be announced at the annual meeting. The final results will be reported in a current report on Form 8-K filed within four business days after the date of the annual meeting.

Q:	Who are the proxies and what do they do?

A:     The two persons named as proxies on the proxy card, Alicia J. Moore, our Chief Legal and Administration Officer, and C. Michael Marszewski, our Vice President and Chief Financial Officer, were designated by our Board of Directors. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) and where a choice has been specified by the stockholder of record as provided in the proxy card, it will be voted in accordance with the instructions indicated on the proxy card. If you are a stockholder of record and submit a signed proxy card, but do not indicate your voting instructions, your shares will be voted as recommended by our Board of Directors.

Q:	What should I do if I receive more than one Notice or set of proxy materials?

A:     If you received more than one Notice or set of proxy materials, your shares are registered in more than one name or brokerage account. Please follow the voting instructions on each Notice or voting instruction card that you receive to ensure that all of your shares are voted.

Q:	How may I obtain a separate Notice or a separate set of proxy materials?

A:     If you share an address with another stockholder, each stockholder may not receive a separate Notice or a separate copy of the proxy materials. Stockholders who do not receive a separate Notice or a separate copy of the proxy materials may request to receive a separate Notice or a separate copy of the proxy materials by contacting our Investor Relations department (i) by mail at 2901 Patrick Henry Drive, Santa Clara, California 95054, (ii) by calling us at 408-938-5252, or (iii) by sending an email to mlarsen@echelon.com. Alternatively, stockholders who share an address and receive multiple Notices or multiple copies of our proxy materials may request to receive a single copy by following the instructions above.

Q:	Is my vote confidential?

A:     Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Echelon or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by our Board of Directors. Occasionally, stockholders provide written comments on their proxy cards, which are then forwarded to Echelon’s management.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Our stockholders may submit proposals that they believe should be voted upon at our 2017 annual meeting or nominate persons for election to our Board of Directors. Stockholders may also recommend candidates for election to our Board of Directors (See “Corporate Governance and Other Matters—Consideration of Stockholder Recommendations and Nominations of Board Members”). Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible for inclusion in our 2017 proxy statement and proxy. Any such stockholder proposals must be submitted in writing to the attention of our Chief Legal and Administration Officer, Echelon Corporation, 2901 Patrick Henry Drive, Santa Clara, California 95054, no later than December 7, 2016, which is the date 120 calendar days prior to the one-year anniversary of the mailing date of this Proxy Statement. Stockholders interested in submitting such a proposal are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in our 2017 proxy statement.

Alternatively, under our Bylaws, a proposal or a nomination that the stockholder does not seek to include in our 2017 proxy statement pursuant to Rule 14a-8 may be submitted in writing, not less than 20 days nor more than 60 days prior to the date of such meeting, to our Chief Legal and Administration Officer, Echelon Corporation, 2901 Patrick Henry Drive, Santa Clara, California 95054, with a request for inclusion at the 2017 annual meeting of stockholders. Note, however, that in the event we provide less than 30 days’ notice or prior public disclosure to stockholders of the date of the 2017 annual meeting, any stockholder proposal or nomination not submitted pursuant to Rule 14a-8 must be submitted to us not later than the close of business on the tenth day following the day on which notice of the date of the 2017 annual meeting was mailed or public disclosure was made. For example, if we provide notice of our 2017 annual meeting on April 18, 2017 for a 2017 annual meeting on May 16, 2017, any such proposal or nomination will be considered untimely if submitted to us after April 28, 2017. For purposes of the above, “public disclosure” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service, or in a document publicly filed by us with the SEC. As described in our Bylaws, the stockholder submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of our common stock. If a stockholder gives notice of such a proposal after the deadline computed in accordance with our Bylaws, or the Bylaw Deadline, the stockholder will not be permitted to present the proposal to our stockholders for a vote at the 2017 annual meeting.

The rules of the SEC also establish a different deadline for submission of stockholder proposals that are not intended to be included in our 2017 proxy statement with respect to discretionary voting, or the Discretionary Vote Deadline. The Discretionary Vote Deadline for the 2017 annual meeting is February 20, 2017, the date which is 45 calendar days prior to the one-year anniversary of the mailing date of this Proxy Statement. If a stockholder gives notice of such a proposal after the Discretionary Vote Deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the 2017 annual meeting.

Because the Bylaw Deadline is not capable of being determined until we publicly announce the date of our 2017 annual meeting, it is possible that the Bylaw Deadline may occur after the Discretionary Vote Deadline. In such a case, a proposal received after the Discretionary Vote Deadline but before the Bylaw Deadline would be eligible to be presented at the 2017 annual meeting, and we believe that our proxy holders at such meeting would be allowed to use the discretionary authority granted by the proxy to vote against the proposal at such meeting without including any disclosure of the proposal in the proxy statement relating to such meeting.

CORPORATE GOVERNANCE AND OTHER MATTERS

Corporate Governance

Corporate Governance Guidelines

Our Board of Directors first adopted written Corporate Governance Guidelines in November 2002, and reviews them no less than annually. The Corporate Governance Guidelines outline, among other matters, the role and functions of our Board of Directors and the composition and responsibilities of various committees of our Board of Directors. The Corporate Governance Guidelines are available, along with other important corporate governance materials, at the Corporate Governance section of our website at www.echelon.com.

The Corporate Governance Guidelines provide, among other things, that:

●	A majority of our directors must meet the independence criteria established by NASDAQ.

●

If the Chairman of the Board is not an independent director, then a Lead Independent Director must be appointed by the outside directors to assume the responsibility of chairing the regularly scheduled meetings of outside directors.

●	Our Board of Directors shall have a policy of holding separate meeting times for outside directors.

●

All of the members of the Nominating and Corporate Governance Committee, the Audit Committee, and the Compensation Committee must meet the criteria for independence established by NASDAQ, except that our Board of Directors may make exceptions to this policy with respect to the Nominating and Corporate Governance Committee that are consistent with regulatory requirements.

●

Our Board of Directors shall have responsibility over such matters as overseeing our Chief Executive Officer and other senior management in the competent and ethical operation of our Company, gathering and analyzing information obtained from management, retaining counsel and expert advisors, and overseeing and monitoring the effectiveness of governance practices.

In April, 2008, our Board of Directors appointed Robert J. Finocchio, Jr. as Lead Independent Director. Pursuant to the Corporate Governance Guidelines, the Lead Independent Director is selected by our non-employee directors and assumes the responsibilities of chairing meetings of non-employee directors;

serving as the liaison between our Chief Executive Officer, Chairman of the Board, and our independent directors; approving the Board of Directors meeting agendas and schedules; reviewing the information flow to our Board of Directors; and performing such further responsibilities as the non-employee directors as a whole designate from time to time.

As the operation of our Board of Directors is a dynamic process, our Board of Directors regularly reviews dynamic legal and regulatory requirements, evolving best practices and other developments. Accordingly, our Board of Directors may modify the Corporate Governance Guidelines from time to time, as it deems appropriate.

In October, 2011, our Board of Directors appointed Ronald A. Sege, our Chief Executive Officer and President, to serve also as Chairman of the Board. Our Board of Directors annually reviews the roles, responsibilities and appointments of the Board members and Board Committees. In January 2015, our Board of Directors reaffirmed Mr. Finocchio’s appointment as our Lead Independent Director.

Board Leadership Structure and Role in Risk Management

Our Company’s management is responsible for the day to day assessment and management of the risks we face as a Company. Our Board of Directors administers its risk oversight function directly and through the Board Committees. Management regularly reports to our Board of Directors and/or the relevant Committee regarding identified or potential risks. The general areas of material risk to our Company include strategic, operational, financial, regulatory, and legal risks. Our Board of Directors regularly reviews our Company’s strategies and attendant risks, and provides advice and guidance on strategies to manage these risks while attaining long- and short-terms goals.

Operational risks, including supply risks that might cause, and reputational risks that might result from, operational issues, and financial risks, including internal controls and credit risk associated with our customers, as well as overall economic risks, are within the purview of our Audit Committee. The Audit Committee’s review is accompanied by regular reports from management and assessments from our Company’s internal and external auditors. In assessing legal or regulatory risks, our Board of Directors and the Audit Committee are advised by management, legal counsel, and experts, as appropriate.

Our Compensation Committee is responsible for overseeing the management of risks associated with executive and employee compensation plans and retention, with the goal to ensure that our Company’s compensation programs remain consistent with our stockholders’ interests, that such programs do not encourage excessive risk-taking, and that such programs are designed to retain valued executives and employees.

Consideration of Stockholder Recommendations and Nominations of Board Members

The Nominating and Corporate Governance Committee will consider both recommendations and nominations from stockholders for candidates to our Board of Directors. A stockholder who desires to recommend a candidate for election to our Board of Directors shall direct the recommendation in writing to the Company Corporate Secretary, Echelon Corporation, 2901 Patrick Henry Drive, Santa Clara, California 95054, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and our Company within the last three years, and evidence of the nominating person’s ownership of our stock and amount of stock holdings. For a stockholder recommendation to be considered by the Nominating and Corporate Governance Committee as a potential candidate at an annual meeting, nominations must be received on or before the deadline for receipt of stockholder proposals.

If, instead, a stockholder desires to nominate a person directly for election to our Board of Directors, the stockholder must follow the rules set forth by the SEC (see “Deadline for Receipt of Stockholder Proposals”) and meet the deadlines and other requirements set forth in our Bylaws, including providing: (1) as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director: (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of our Company which are beneficially owned by such person, (d) any other information relating to such person that is required by law to be disclosed in solicitations of proxies for election of directors, and (e) such person’s written consent to being named as a nominee and to serving as a director if elected; and (2) as to the stockholder making the nomination: (a) the name and address, as they appear on the books of our transfer agent and registrar, of such stockholder, (b) the class and number of shares of our Company which are beneficially owned by such stockholder, and (c) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) relating to the nomination.

Identifying and Evaluating Nominees for our Board of Directors

The Nominating and Corporate Governance Committee shall use the following procedures to identify and evaluate the individuals that it selects, or recommends that our Board of Directors select, as director nominees:

●

The Committee shall review the qualifications of any candidates who have been properly recommended or nominated by stockholders, as well as those candidates who have been identified by management, individual members of our Board of Directors or, if the Committee determines, a search firm. Such review may, in the Committee’s discretion, include a review solely of information provided to the Committee or may also include discussions with persons familiar with the candidate, an interview with the candidate, or other actions that the Committee deems proper.

●	The Committee shall evaluate the performance and qualifications of individual members of our Board of Directors eligible for re-election at the annual meeting of stockholders.

●	The Committee shall consider the suitability of each candidate, including the current members of our Board of Directors, in light of the current size and composition of our Board of Directors. In evaluating the suitability of the candidates, the Committee considers many factors, including, among other things, issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and the like. Diversity is also an important factor for the Committee to consider. The Committee evaluates such factors, among others, and considers each individual candidate in the context of the current perceived needs of our Board of Directors as a whole. Except as may be required by rules promulgated by NASDAQ or the SEC, it is the current assessment of the Committee that there are no specific minimum qualifications that must be met by each candidate for our Board of Directors, nor are there specific qualities or skills that are necessary for one or more of the members of our Board of Directors to possess.

●

After such review and consideration, the Committee selects, or recommends that our Board of Directors select, the slate of director nominees, either at a meeting of the Committee at which a quorum is present or by unanimous written consent of the Committee.

●	The Committee will endeavor to notify, or cause to be notified, all director candidates of its decision as to whether to nominate such individual for election to our Board of Directors.

Standards of Business Conduct

We have adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees of Echelon. The Code of Business Conduct and Ethics can be viewed at the Corporate Governance section of our website at www.echelon.com. We will post any amendments to, or waivers from, our Code of Business Conduct and Ethics at that location on our website.

Stockholder Communications

Any stockholder may contact any of our directors by writing to them by mail or express mail c/o Echelon Corporation, 2901 Patrick Henry Drive, Santa Clara, California 95054.

Any stockholder communications directed to our Board of Directors (other than concerns regarding questionable accounting or auditing matters directed to the Audit Committee or otherwise in accordance with our Financial Information Integrity Policy) will first go to our Chief Legal and Administration Officer, who will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in our stockholder communications log. The Financial Information Integrity Policy can be viewed at the Corporate Governance section of our website at www.echelon.com.

Unless the communication is marked “confidential,” our Chief Legal and Administration Officer will review, summarize and, if appropriate, draft a response to the communication in a timely manner. The summary and response will be in the form of a memo, which will become part of our stockholder communications log that our Chief Legal and Administration Officer maintains with respect to all stockholder communications.

At least quarterly, or more frequently as our Chief Legal and Administration Officer deems appropriate, our Chief Legal and Administration Officer will forward all such original stockholder communications along with the related memos to our Board of Directors for review.

Any stockholder communication marked “confidential” will be logged as “received” but will not be reviewed, opened or otherwise held by our Chief Legal and Administration Officer. Such confidential correspondence will be immediately forwarded to the addressee(s) without a memo or any other comment by our Chief Legal and Administration Officer.

Meetings and Attendance of our Board of Directors and Committees of our Board of Directors

Attendance of Directors at 2015 Annual Meeting of Stockholders

It is the policy of our Board of Directors strongly to encourage board members to attend the annual meeting of stockholders. All five members of our Board of Directors attended our annual meeting of stockholders on May 19, 2015 in person.

Attendance at Board and Committee Meetings

Each director is expected to attend each meeting of our Board of Directors and those committees on which he or she serves. Our Board of Directors held eleven Board meetings in 2015. During 2015, no director attended fewer than ten Board meetings, except Richard M. Moley, who attended all Board meetings in 2015 prior to his resignation from the Board. Each director attended all of the Board committee meetings on which such director served (held during the periods that he or she served). During 2015, certain matters were approved by our Board of Directors or a committee of our Board of Directors by unanimous written consent.

Committees of our Board of Directors

Our Board of Directors currently has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, respectively, has a written charter that has been approved by our Board of Directors, copies of which can be viewed at the Corporate Governance section of our website at www.echelon.com. Pursuant to our 1997 Stock Plan, our Board of Directors delegated authority to our Chief Executive Officer, Ronald A. Sege, to grant stock options, performance shares, and stock-settled stock appreciation rights (SARs) to employees who are not executive officers of up to a maximum of 2,500 shares per person per year and, generally, up to an aggregate of 25,000 shares per year. The Compensation Committee, Audit Committee, and Nominating and Corporate Governance Committee are described as follows:

Compensation Committee

In 2015, the Compensation Committee consisted of directors Robert J. Finocchio, Jr. (since April 29, 2015), Armas Clifford Markkula, Jr., Richard M. Moley (from January 1, 2015 through April 29, 2015) and Betsy Rafael. Mr. Moley resigned from our Board of Directors and the Compensation Committee on April 29, 2015. The current members of the Compensation Committee are Robert J. Finocchio, Jr., Armas Clifford Markkula, Jr., and Betsy Rafael (Chair). The Compensation Committee held four meetings in 2015. During 2015, certain matters were approved by our Compensation Committee by unanimous written consent. Among other items, the Compensation Committee’s responsibility and authority is to:

●	review and approve the salary and equity compensation, employment agreements, severance agreements, and other benefits for the Chief Executive Officer and executive officers of our Company;

●	approve and evaluate compensation plans, policies and programs, and make recommendations to our Board of Directors;

●	evaluate the independence of compensation consultants and advisors in accordance with SEC and NASDAQ rules and regulations; and

●	produce an annual report on executive compensation for inclusion in our proxy statement.

The Compensation Committee oversees the management of risks associated with executive and employee compensation and plans, to ensure that our Company’s compensation programs remain consistent with our stockholders’ interests, and that such programs do not encourage excessive risk-taking. The Compensation Committee also approves our Company-wide pay for performance evaluation plan, as well as general metrics for employee base salaries when compared to peer companies, and the scope of our annual equity compensation grant to employees.

Audit Committee

In 2015, the Audit Committee consisted of, and the current members are, directors Robert J. Finocchio, Jr. (Chair), Robert R. Maxfield and Betsy Rafael. Our Board of Directors has determined that directors Finocchio, Maxfield and Rafael are “audit committee financial experts,” as that term is defined in Item 401(h) of Regulation S-K of the Securities Act of 1933, as amended, and that all members of our Audit Committee are independent within the meaning of Rule 5605(a)(2) of the listing standards of the Marketplace Rules of NASDAQ. The Audit Committee held four meetings in 2015, and participated in periodic teleconference calls to review the Company’s SEC filings. In 2015, they also approved certain matters by unanimous written consent. Among other items, the Audit Committee’s responsibility and authority is to:

●	oversee our accounting and financial reporting processes and the internal and external audits of our financial statements;

●

assist our Board of Directors in the oversight and monitoring of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications, independence and performance, and (4) our internal accounting and financial controls;

●	report to our Board of Directors the results of its monitoring and recommendations derived therefrom, as well as improvements made, or to be made, in internal accounting controls;

●	appoint our independent registered public accounting firm;

●

provide to our Board of Directors such additional information and materials as it may deem necessary to make our Board of Directors aware of significant financial matters that require the attention of our Board of Directors; and

●	prepare the report that the rules of the SEC require to be included in our annual proxy statement.

The responsibilities of the Audit Committee also include the regular review of the adequacy of our system of internal controls; oversight of the work of our independent registered public accounting firm, including a post-audit review of the financial statements and audit findings, in conjunction with legal counsel; oversight of compliance with SEC requirements regarding audit related matters; review of any legal matters that could significantly impact our financial statements; and oversight and review of our information technology and management information systems policies and risk management policies, including our investment policies.

Nominating and Corporate Governance Committee

In 2015, the Nominating and Corporate Governance Committee consisted of directors Armas Clifford Markkula, Jr., Robert R. Maxfield, and Richard M. Moley (from January 1, 2015 through April 29, 2015). The current members of the Nominating and Corporate Governance Committee are Armas Clifford Markkula, Jr. (Chair) and Robert R. Maxfield. The Nominating and Corporate Governance Committee held one meeting in 2015. Among other items, the Nominating and Corporate Governance Committee’s responsibility and authority is to:

●	determine that our Board of Directors is properly constituted to meet its fiduciary obligations to stockholders;

●	assist our Board of Directors by identifying prospective director nominees and to recommend to our Board of Directors the director nominees for the next annual meeting of stockholders; and

●	develop and recommend to our Board of Directors the governance principles applicable to our Company.

The responsibilities of the Nominating and Corporate Governance Committee also include evaluating the composition, organization and governance of our Board of Directors and its committees, including determining future requirements; overseeing the performance evaluation process of our Board of Directors and Board committees; making recommendations to our Board of Directors concerning the appointment of directors to committees, and selecting Board committee chairs and proposing the slate of directors for election.

Director Independence

Our Board of Directors has affirmatively determined that each of its members, other than Ronald A. Sege, are independent directors under the listing standards of the Marketplace Rules of NASDAQ and applicable SEC rules, and that all of its members, other than Mr. Sege, were independent directors under the listing standards of the Marketplace Rules of NASDAQ in the three prior years.

Our Board of Directors has also determined that all directors serving as members of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are independent under the NASDAQ listing standards and the rules of the SEC. Additionally, our Board of Directors has determined that all members of the Compensation Committee meet the non-employee director definition of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, and the outside director definition of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Director Compensation

Each non-employee director is eligible to receive a cash payment of $40,000 per fiscal year, one-quarter of which is to be paid quarterly for service on our Board of Directors. In addition, each non- employee director is eligible to receive a cash payment of $1,000 per Board of Directors meeting attended. Each member serving on our Compensation and/or Nominating and Corporate Governance Committee is eligible to receive a cash payment of $1,000 for each meeting attended; and each member of our Audit Committee is eligible to receive a cash payment of $2,000 per Audit Committee meeting attended, in acknowledgment of the greater time commitment and risks attendant to that Committee. In 2015, our Board of Directors also continued to utilize the ad hoc Strategy Committee established in 2013, to assist the Company in evaluating strategic opportunities that arise from time to time, for which the members received no additional compensation. Commencing with the third quarter of 2014, there is no additional compensation paid to any member for service on the Strategy Committee. From time to time, our Board of Directors may establish additional ad hoc committees constituted for a specific purpose or purposes. Payments, if any, to directors for serving on these committees are determined by our Board of Directors on a real-time basis. All Board and committee meeting consideration is payable quarterly in arrears of the quarter in which the date of such meeting occurred.

Furthermore, our Board of Directors adopted a program for automatically granting awards of nonqualified stock options to non-employee directors under our 1997 Stock Plan. Such program provides for the automatic grant of an option to purchase 2,500 shares of common stock on the date on which such person first becomes a non-employee director. Additionally, each non-employee director shall automatically be granted a 1,000 share option on the date of each annual meeting of stockholders, provided he or she is re-elected to our Board of Directors or otherwise remains on our Board of Directors on such date; and provided that on such date he or she shall have served on our Board of Directors for at least the preceding six months. All options granted under this program are fully vested at grant. On May 19, 2015, the date of our 2015 annual meeting of stockholders, directors Finocchio, Markkula, Maxfield, and Rafael were each granted a fully vested option to purchase 1,000 shares at a per share exercise price of $9.10, the closing price of our common stock on that date.

Director Summary Compensation Table for Fiscal 2015

The table below summarizes the compensation paid by our Company to non-employee directors for the fiscal year ended December 31, 2015.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)(2)(3)	Total ($)
Robert J. Finocchio, Jr.	60,000	3,978	63,978
Armas Clifford Markkula, Jr.	55,000	3,978	58,978
Robert R. Maxfield	59,000	3,978	62,978
Richard M. Moley (4)	25,000	—	25,000
Betsy Rafael	63,000	3,978	66,978

(1)

Amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown are the grant date fair value of the option awards (disregarding an estimate of forfeitures) as determined in accordance with FASB ASC Topic 718, which were recognized for financial statement purposes. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 30, 2016. These amounts do not correspond to the actual value that will be recognized by the directors upon exercise or sale of such awards.

(2)

On May 19, 2015, the date of our annual meeting of stockholders, each non-employee director serving in such capacity for at least the prior six months was granted a fully vested option to purchase 1,000 shares at a per share exercise price of $9.10, the closing price of our common stock on that date.

(3)	As of December 31, 2015, the aggregate number of shares underlying options outstanding for each of our non-employee directors was:

Name	Aggregate Number of Shares
Robert J. Finocchio, Jr.	5,000
Armas Clifford Markkula, Jr.	5,000
Robert R. Maxfield	5,000
Betsy Rafael	5,000

(4)	Mr. Moley resigned from Echelon’s Board of Directors on April 29, 2015.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

We currently have five members on our Board of Directors. Our Board of Directors is divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders. Betsy Rafael is the Class C director whose term will expire at the 2016 Annual Meeting of Stockholders, and she has been nominated by our Board of Directors for reelection at the Annual Meeting of Stockholders to be held May 17, 2016. Ronald A. Sege is the Class A director whose term will expire at the 2017 Annual Meeting of Stockholders; and Robert J. Finocchio, Jr., Armas Clifford Markkula, Jr. and Robert R. Maxfield are the Class B directors whose terms will expire at the 2018 Annual Meeting of Stockholders. All of the directors, including the Class C nominee, are incumbent directors. There are no family relationships among any of our directors or executive officers, including the nominee mentioned above. Unless otherwise instructed, the holders of proxies solicited by this Proxy Statement will vote the proxies received by them for the Class C nominee. In the event that Ms. Rafael is unable or declines to serve as a director at the time of the annual meeting, the proxy holders will vote for a nominee designated by the present Board of Directors to fill the vacancy. We are not aware of any reason that Ms. Rafael will be unable or will decline to serve as a director. Our Board of Directors recommends a vote “FOR” the election of the Class C nominee listed above.

Director Information

Current Directors

The names of the members of our Board of Directors, including the Class C nominee, their ages as of March 24, 2016, and certain information about them, are set forth below.

Name	Age	Principal Occupation
Robert J. Finocchio, Jr. (1) (2)	64	Corporate Director, Private Investor and Part Time Professor
Armas Clifford Markkula, Jr. (2) (3)	74	Vice Chairman of the Board of Directors of Echelon
Robert R. Maxfield (1) (3)	74	Private Investor
Betsy Rafael (1) (2) (4)	54	Corporate Director
Ronald A. Sege (5)	58	Chairman of the Board, Chief Executive Officer and President of Echelon

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.
(4)	Denotes nominee for election at the 2016 Annual Meeting of Stockholders.
(5)	Sole member of the Stock Option Committee.

Director Biographies

The business experience and other specific skills, attributes and qualifications of each member of our Board of Directors is as follows:

Class C Director—Nominees for Election

Betsy Rafael has been a director of our Company since 2005. Ms. Rafael served as Principal Accounting Executive of Apple Inc. from January 2008 to October 19, 2012. Ms. Rafael served as Vice President and Corporate Controller of Apple Inc. from August 2007 until October 19, 2012. From September 2006 to August 2007, Ms. Rafael held the position of Vice President, Corporate Finance for Cisco Systems. From April 2002 to September 2006, she served as Vice President, Corporate Controller and Principal Accounting Officer of Cisco Systems. From December 2000 to April 2002, Ms. Rafael was the Executive Vice President, Chief Financial Officer, and Chief Administrative Officer of Aspect Communications, Inc., a provider of customer relationship portals. From April 2000 to November 2000, Ms. Rafael was Senior Vice-President and CFO of Escalate Inc., an enterprise e-commerce application service provider. From 1994 to 2000, Ms. Rafael held a number of senior positions at Silicon Graphics, culminating her career at Silicon Graphics as Senior Vice President and Chief Financial Officer. Prior to SGI, Ms. Rafael held senior management positions in finance with Sun Microsystems and Apple Computer. Ms. Rafael began her career with Arthur Young & Company. Ms. Rafael also serves as a director of Autodesk, Inc. and GoDaddy Inc. Ms. Rafael received a B.S.C. degree in Accounting from Santa Clara University.

Our Nominating and Corporate Governance Committee has reviewed Ms. Rafael’s qualifications and background and has determined that based on her extensive executive and financial experience, Ms. Rafael is well qualified to serve as a director of our Company in light of our Company’s business activities.

Continuing Directors

Robert J. Finocchio, Jr. has been a director of our Company since 1999. Mr. Finocchio served as Chairman of the Board of Informix Corporation, an information management software Company, from August 1997 to September 2000. Since September 2000, Mr. Finocchio has been a dean’s executive professor at Santa Clara University’s Leavey School of Business. From July 1997 until July 1999, Mr. Finocchio served as President and Chief Executive Officer of Informix. From December 1988 until May 1997, Mr. Finocchio was employed with 3Com Corporation, a global data networking Company, where he held various positions, most recently serving as President, 3Com Systems. Mr. Finocchio also serves as a director of Nuance Communications, Inc. and served as a director of Broadcom Corporation from December 2011 to February 2016, as a director of Altera Corp. from 2002 to December 2011, and as a director of Sun Microsystems from 2006 to January 2010. Mr. Finocchio is a member of the Board of Trustees of Santa Clara University. Mr. Finocchio holds a B.S. degree in Economics from Santa Clara University and an M.B.A. degree from the Harvard Business School.

Our Nominating and Corporate Governance Committee has reviewed Mr. Finocchio’s qualifications and background and has determined that based on his extensive executive and financial experience, Mr. Finocchio is well qualified to serve as a director of our Company in light of our Company’s business activities.

Armas Clifford Markkula, Jr. is the founder of our Company and has served as a director since 1988. He has been Vice Chairman of our Board of Directors since 1989. Mr. Markkula was Chairman of the Board of Apple Computer from January 1977 to May 1983 and from October 1993 to February 1996 and was a director from 1977 to 1997. A founder of Apple, he held a variety of positions there, including President/Chief Executive Officer and Vice President of Marketing. Prior to founding Apple, Mr. Markkula was with Intel Corporation as Marketing Manager, Fairchild Camera and Instrument Corporation as Marketing Manager in the Semiconductor Division, and Hughes Aircraft as a member of the technical staff in the Company’s research and development laboratory. Mr. Markkula is a former trustee of Santa Clara University and served as Chair of the Board of Trustees from 2003 through 2009. Mr. Markkula received B.S. and M.S. degrees in Electrical Engineering from the University of Southern California.

Our Nominating and Corporate Governance Committee has reviewed Mr. Markkula’s qualifications and background and has determined that based on his extensive executive experience, Mr. Markkula is well qualified to serve as a director of our Company in light of our Company’s business activities.

Robert R. Maxfield has been a director of our Company since 1989 and served as President and Chief Executive Officer of our Company from November 2009 until August 18, 2010 and as assistant to the CEO/President from August 19, 2010 to November 4, 2010. He also served as our Company’s Senior Vice President of Products from April 2008 through September 2008 and a consultant to our Company from October 2008 through April 2009. He was a co-founder of ROLM in 1969, and served as Executive Vice President and a director until ROLM’s merger with IBM in 1984. Following the merger, he continued to serve as Vice President of ROLM until 1988. Since 1988, he has been a private investor. Mr. Maxfield was a venture partner with Kleiner, Perkins, Caufield & Byers, a venture capital firm, from 1989 to 1992. Mr. Maxfield received B.A. and B.S.E.E. degrees from Rice University, and M.S. and Ph.D. degrees in Electrical Engineering from Stanford University.

Our Nominating and Corporate Governance Committee has reviewed Mr. Maxfield’s qualifications and background and has determined that based on his extensive executive experience, Mr. Maxfield is well qualified to serve as a director of our Company in light of our Company’s business activities.

Ronald A. Sege has been President, Chief Executive Officer and a member of our Board of Directors since August 19, 2010. Our Board of Directors appointed Mr. Sege as Chairman of the Board on October 12, 2011. Mr. Sege served as President and Chief Operating Officer and a member of the board of directors of 3Com Corporation (“3Com”) from April 2008 until the acquisition of 3Com by Hewlett-Packard Company effective April 12, 2010. Prior to re-joining 3Com, Mr. Sege served as President and Chief Executive Officer of Tropos Networks, Inc., a provider of wireless broadband networks, from 2004 to 2008. Prior to Tropos, Mr. Sege was President and Chief Executive Officer of Ellacoya Networks, Inc., a provider of broadband service optimization solutions based on deep packet inspection technology, from 2001 to 2004. Prior to Ellacoya, Mr. Sege was Executive Vice President of Lycos, Inc., an internet search engine, from 1998 to 2001. Prior to Lycos, Mr. Sege spent nine years at 3Com, from 1989 to 1998, serving in a variety of senior management roles including Executive Vice President, Global Systems Business Unit. Mr. Sege joined the Board of Directors of Ubiquiti Networks, Inc. in October 2012. Mr. Sege holds an M.B.A. from Harvard University and a B.A. degree from Pomona College.

Our Nominating and Corporate Governance Committee has reviewed Mr. Sege’s qualifications and background and has determined that based on his extensive executive experience, Mr. Sege is well qualified to serve as a director of our Company in light of our Company’s business activities.

Vote Required

Directors shall be elected by a plurality vote. The Class C nominee for director receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to be voted at the annual meeting shall be elected as a director. Votes against, abstentions and broker non-votes have no legal effect on the election of the director due to the fact that such election is by a plurality.

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSED CLASS C DIRECTOR.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

With authority granted by our Board of Directors, the Audit Committee of our Board of Directors has appointed KPMG LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2016, and our Board of Directors recommends that our stockholders vote “FOR” ratification of such appointment.

KPMG LLP was originally appointed as our independent registered public accounting firm on March 21, 2002, when we retained the firm to perform the annual audit of our financial statements for the fiscal year ended December 31, 2002. A representative of KPMG LLP is expected to be present at the annual meeting, will have an opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions from our stockholders.

Audit and Non-Audit Fees

The following table sets forth fees for services KPMG LLP provided during fiscal years 2015 and 2014:

	2015	2014
Audit fees (1)	$958,678	$949,749
All other fees (2)	$—	$17,400

Total	$958,678	$967,149

(1)

Represents fees for professional services provided in connection with the audit of our annual financial statements and our internal control over financial reporting, the review of our quarterly financial statements, and other advice on accounting matters. The audit fees for 2015 represent the amount billed to our Company as of the date of this Proxy Statement.

(2)	All other fees in 2014 represent fees for due diligence services provided in connection with contemplated business transactions.

Our Audit Committee has considered whether the non-audit services provided by KPMG LLP are compatible with maintaining the independence of KPMG LLP and has concluded that the independence of KPMG LLP is maintained and is not compromised by the services provided. In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by KPMG LLP. During fiscal year 2015, 100% of the services were pre-approved by the Audit Committee in accordance with this policy.

Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our Bylaws or other applicable legal requirement. However, our Board of Directors is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may direct the appointment of a different independent accounting firm at any time during the year at its discretion if it determines that such a change would be in our best interests and the best interests of our stockholders.

Vote Required

Ratification of the appointment of KPMG LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to be voted at the annual meeting.

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

To our knowledge, the following table sets forth certain information with respect to beneficial ownership of our common stock, as of March 24, 2016, for:

●	each person who we know beneficially owns more than 5% of our common stock;

●	each of our directors and the director nominee;

●	each of the Named Executive Officers; and

●	all of our directors and Section 16 executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown held by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes shares of common stock underlying options or other rights held by such person that are exercisable within 60 calendar days of March 24, 2016, but excludes shares of common stock underlying options or other rights held by any other person. Percentage of beneficial ownership is based on 4,417,130 shares of common stock outstanding as of March 24, 2016.

Name	Shares Beneficially Owned	Percentage Beneficially Owned
5% Stockholders:
ENEL Investment Holding BV (1)	300,000	6.8%
Royce & Associates, LLC (2)	261,558	5.9%
Directors and Executive Officers:
Armas Clifford Markkula, Jr. (3) (4)	182,703	4.1%
Ronald A. Sege (3) (5)	64,574	1.4%
Robert R. Maxfield (3) (6)	42,398	*
C. Michael Marszewski (3)	12,050	*
Robert J. Finocchio, Jr. (3) (7)	11,500	*
Alicia J. Moore (3)	10,882	*
Betsy Rafael (3)	6,000	*
Sohrab Modi (3)	3,938	*
Christopher R. Dingley (8)	--	--
William R. Slakey (9)	--	--
All directors and Section 16 executive officers as a group (11 persons) (3)	340,906	7.6%

*	Less than 1%.
(1)

Affiliate of Enel S.p.A. The number of shares beneficially owned is as reported in a Schedule 13D filed by Enel S.p.A. with the SEC on September 21, 2000. The principal address is Viale Regina Margherita 137, Rome, Italy 00198.

(2)

The number of shares beneficially owned is as reported in a Schedule 13G/A filed by Royce & Associates, LLC with the SEC on January 13, 2016. The address of Royce & Associates, LLC is 745 Fifth Avenue, New York, NY 10151.

(3)

Includes, for the applicable director or executive officer, the following shares exercisable within 60 days of March 24, 2016 upon the exercise of options, performance shares and/or SARs, as shown in the table below. The number of shares issued upon the exercise of SARs will be reduced at the time of exercise by (i) a number of shares sufficient to cover the grant price times the number of shares with respect to which the SAR is being exercised plus (ii) a number of shares sufficient to cover the amount of certain minimum withholding taxes due at the time of exercise. The number of shares withheld to cover the grant price and withholding taxes will be calculated based on the fair market value of our common stock on the date of exercise.

Name	Options	Performance Shares	SARs
Armas Clifford Markkula, Jr.	5,000	—	—
Ronald A. Sege	17,250	—	25,000
Robert R. Maxfield	5,000	—	—
C. Michael Marszewski	4,095	334	—
Robert J. Finocchio, Jr.	5,000	—	—
Alicia J. Moore	9,000	—	—
Betsy Rafael	5,000	—	—
Sohrab Modi	3,400	—	—
All directors and executive officers as a group	57,812	801	25,000

(4)

Includes 165,511 shares held by Armas Clifford Markkula, Jr. and Linda Kathryn Markkula, Trustees of the Restated Arlin Trust Dated December 12, 1990, and 12,192 shares held by the Markkula Family Limited Partnership. Mr. Markkula and his spouse disclaim beneficial ownership of all but 2,750 of the shares held by the Markkula Family Limited Partnership.

(5)	Includes 20,764 shares held by R. A. Sege & E. Sege Co-TTEE Ronald A. and Eugenia Sege TR U/T/A DTD 10/19/2010.
(6)	Includes 37,398 shares held by Robert R. Maxfield, Trustee UA DTD 12/14/87.
(7)	Includes 6,500 shares held by the Robert J. and Susan H. Finocchio Family Trust dated January 9, 1990.
(8)	Mr. Dingley served as Vice President Global Sales until January 5, 2016.
(9)	Mr. Slakey served as Executive Vice President and Chief Financial Officer until April 24, 2015.

EXECUTIVE COMPENSATION AND RELATED MATTERS

Compensation Discussion and Analysis

This section discusses the principles underlying our policies and our Compensation Committee’s decisions concerning the compensation of our executive officers, including our Named Executive Officers, and the reasons those decisions were made.

Executive Summary

Pay for Performance

The cornerstone of our executive compensation program is pay for performance. Accordingly, while we pay competitive base salaries and other benefits, a significant portion of each executive officer’s compensation opportunity is based on variable pay – short-term cash incentive compensation and long-term equity compensation.

In 2015, our Company continued implementing the fundamental changes in our organizational structure that were initiated in 2014, in the wake of the divestiture of our Grid Modernization business, and designed to bring more focus and accountability to distinct market opportunities in our embedded building automation business and the emerging Industrial Internet of Things markets. Our goals in the near-term revolved around cash preservation and strategic restructuring, while longer term goals focused on revenue growth and profitability.

Recognizing the continuing challenges facing our business, and focusing on allocating our resources to those items that we believe to be the highest priorities for our business to create short and long term results, the Compensation Committee decided not to make any adjustments to the base salaries or the target incentive compensation opportunities of the Named Executive Officers for 2015, except in the case of a promotion. Reflecting its intention to align pay to performance, the Compensation Committee approved a 2015 Bonus Plan (the “2015 MIP”) to be funded based on the achievement against pre-established targets in two key areas of our business – revenue gains and expense reductions – as well as achievement against management-based objectives by function designed to promote and support other key long and short term business objectives. Based on the Company’s results and the individual performance of the executive officers, including our Named Executive Officers, in 2015, each executive officer received a percentage payment of his or her target incentive compensation, as described in greater detail below.

The Compensation Committee also approved an equity participation incentive program for 2015 consisting of a mix of stock options and performance shares, each vesting on a time-based schedule, as a critical component of compensation for key identified individuals, including, among others, the executive officers and Named Executive officers. The equity component of our 2015 executive compensation program was designed to drive long-term growth and profitability in our business and enhance the link between our executive officers, including our Named Executive Officers, and our stockholders. The Committee believes that both performance share awards and stock option grants are performance based, and align interests with shareholders by creating value to the employee that is contingent on sustained stock price appreciation. Stock option grants, in particular, are granted with the stock price on the grant date, so the employee will only realize value if the stock price increases. In 2015, the equity awards to executives and senior managers were comprised of 80% options and 20% performance shares.

Corporate Governance Best Practices

Our Company endeavors to maintain sound governance standards consistent with our executive compensation philosophy, policies and practices. The Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our Company’s short-term and long-term goals, given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during 2015:

●

Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors who have established means and mechanisms by which stockholders may communicate with the Compensation Committee regarding executive compensation ideas and concerns.

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Independent Compensation Committee Advisors. The Compensation Committee engaged its own compensation consultant to assist with its 2015 compensation reviews. This consultant performed no consulting or other services for our Company.

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Annual Executive Compensation Review. The Compensation Committee conducted an annual review and approval of our compensation strategy, including a review to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on our Company.

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Executive Compensation Policies and Practices. Our compensation philosophy and related corporate governance policies are complemented by several specific compensation practices designed to align our executive compensation with long-term stockholder interests, including the following:

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Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” and based on corporate performance and targeted objectives, as well as equity-based to align the interests of our executive officers and stockholders;

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No Special Retirement Plans. We do not currently offer, nor do we have plans to provide, pension arrangements, retirement plans (other than the broad-based Company-sponsored 401(k) plan), or nonqualified deferred compensation plans or arrangements to our executive officers;

●	No Perquisites. We do not provide any perquisites or other personal benefits to our executive officers;

●	No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross- ups”) on any personal benefits, other than standard relocation benefits;

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No Special Health or Welfare Benefits. Our executive officers participate in broad-based Company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees;

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“Double-Trigger” Change in Control Arrangements. All change in control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change in control of our Company plus a qualifying termination of employment before payments and benefits are paid);

●	Performance-Based Incentives. We use performance-based short- and long-term incentives;

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Multi-Year Vesting Requirements. The new-hire and annual equity awards granted to our executive officers typically vest or are earned over multi-year periods, consistent with current market practice and our retention objectives; and

●	Hedging and Pledging Prohibited. We prohibit our employees from hedging or pledging any securities of our Company.

Results of Prior Stockholder Advisory Vote

At our 2014 Annual Meeting of Stockholders, our stockholders strongly approved the compensation of the named executive officers, with 1,685,172 votes cast in favor of our say-on-pay proposal and 126,129 votes cast against the proposal. The share numbers in the sentence above reflect the impact of the 1for 10 reverse stock split. As we evaluated our executive compensation program for 2015, we considered the strong support our stockholders expressed in our approach to setting reasonable executive compensation that both retains and motivates the executive officers, including our Named Executive Officers, and closely aligns their interests with those of our stockholders. Accordingly, our Board of Directors and our Compensation Committee determined to retain the general philosophy, but slightly revise the structure of our executive compensation program for 2015.

Executive Compensation Questions and Answers

Q.	What is our Company’s overall executive compensation philosophy?

A.     Our Company’s overall executive compensation philosophy focuses on pay for performance. Accordingly, while we pay competitive base salaries and other benefits, a significant portion of each executive officer’s compensation opportunity is based on variable pay – short-term cash incentive compensation and long-term equity compensation. We find that focusing on pay for performance aligns the interests of our executive officers with the interests of our stockholders and provides our executive officers with incentives to achieve and enhance our Company’s short-term and long-term goals.

Q.	What are the objectives of the Company’s compensation programs and how does the compensation program design reflect the overall compensation philosophy?

A.     Our executive compensation programs are designed to meet the following objectives:

●	Attract and retain motivated and talented executives with a view to the competitive nature of the marketplace in Silicon Valley and other areas in which we seek talent;

●	Motivate our executives to perform to their best abilities through a compensation strategy that includes meaningful pay for performance;

●	Position base salary, targeted variable compensation and equity compensation to the 50th to 75th percentile of competitive market compensation (based on a comparison to similarly situated companies);

●	Link executive compensation to our Company’s performance and achievement of the individual’s targeted objectives;

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Align the interests of our executive officers with those of our stockholders by (i) providing incentives to attain our long-term goals, (ii) specifically linking our financial and operating results to variable compensation paid to our executive officers, and (iii) with respect to long-term equity compensation, generally keeping within industry guidelines for dilution; and

●	Provide a compensation structure that is internally equitable and consistent based on level of responsibilities and performance.

We believe that these objectives fit within our overall compensation philosophy by providing incentives to our executive officers continuously to work to improve our performance, as well as position our Company for long-term growth. These objectives are also intended to enhance stockholder value, provide proper compliance with regulatory and related requirements, and create a cohesive executive team, further supporting our compensation philosophy.

Q.	How do we intend to meet our compensation program objectives?

A.	To meet the compensation program objectives, we have designed an executive compensation program based on the following general policies:

●	Pay fixed compensation in the form of base salaries that are competitive with the practices of other comparable technology companies in our region.

●	Incorporate variable compensation:

●	through an annual bonus or commission plans that are based upon our performance when compared to our annual financial and identified strategic objectives; and

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by providing long-term incentives in the form of equity awards, to motivate and retain key individuals whose abilities or position are deemed necessary to increase long-term stockholder value, and to align executive interests with stockholder interests.

Q.	Who are the Named Executive Officers?

A.     The Named Executive Officers include any individual who served as our principal executive officer or principal financial officer in 2015, plus the three other most highly-compensated executive officers of our Company in 2015. The 2015 Named Executive Officers were as follows:

Title	Name
Chairman of the Board, Chief Executive Officer and President	Ronald A. Sege
Vice President and Chief Financial Officer	C. Michael Marszewski
Chief Legal and Administration Officer	Alicia J. Moore
Chief Technology Officer and Vice President, Engineering	Sohrab Modi
Former Vice President of Global Sales	Christopher R. Dingley (1)
Former Executive Vice President and Chief Financial Officer	William R. Slakey (2)

(1)	Mr. Dingley resigned from his employment with the Company effective January 5, 2016.
(2)	Mr. Slakey resigned from his employment with the Company effective April 24, 2015.

Q.	What is the role of the Compensation Committee of our Board of Directors?

A.     The Compensation Committee is responsible for ensuring compliance with our executive compensation objectives and policies. Accordingly, the Compensation Committee reviews and approves our annual executive compensation arrangements, including approving specific performance objectives for the 2015 MIP. These arrangements include, among other items, annual base salary, an annual incentive bonus opportunity, long-term incentive compensation in the form of equity awards, and certain other benefits. In performing these duties, the Compensation Committee is assisted by our Human Resources Department and receives input from our executive management, particularly our Chief Executive Officer, Chief Financial Officer and Chief Legal and Administration Officer, as well as independent compensation consultants. No executive officer provides input to the Compensation Committee with respect to his or her own compensation.

Management provides the Compensation Committee with information about our Company and individual executive performance, market data, and management’s perspective and recommendations on compensation matters. The Compensation Committee is authorized to obtain the assistance of compensation and independent legal consultants at any time, and may also rely on consultants retained by our Company. In 2015, the Compensation Committee retained the services of Compensia, an independent compensation consulting firm that provides compensation advisory services, to provide input regarding executive compensation, including base salary, annual bonuses, long-term incentive compensation and other benefits or compensation.

The Compensation Committee approves and interprets our executive compensation and benefits plans and policies, including our stockholder-approved 1997 Stock Plan. The Compensation Committee is appointed by our Board of Directors, and consists entirely of directors who are independent for purposes of the listing standards of the NASDAQ Stock Market, “outside directors” for purposes of Section 162(m) of the Code, and “non-employee directors” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934, as amended. The Compensation Committee regularly meets in executive session without management present.

Q.	What is the role of our Chief Executive Officer in compensation decisions?

A.    Our Chief Executive Officer sets individual performance objectives, in line with the corporate objectives, for each executive officer (other than himself) at the beginning of the calendar year and reviews the performance of our executive officers during the year as well as during an annual review process following the end of the calendar year. He then presents his findings to the Compensation Committee, together with recommendations for their compensation arrangements.

In 2014, we implemented an employee performance management program under which employees, including each of our executive officers, are asked to establish specific, measurable performance objectives that are consistent with our overall business objectives (“MBOs”). We continued this program in 2015. Each executive officer’s MBOs are approved by the Board of Directors or the Compensation Committee, as applicable, with substantial input from our Chief Executive Officer (other than with respect to his own). The Chief Executive Officer evaluates each other executive officer periodically against those MBOs, and submits his evaluation to the Compensation Committee for approval. In evaluating each executive officer, our Chief Executive Officer and the Compensation Committee expect each executive officer to perform at a very high level and to also function as an integral part of a cohesive team. The goals of the performance management program are to provide objective criteria against which to evaluate the performance of our executive officers and support a “pay for performance” culture.

The Compensation Committee considers these findings and recommendations, but makes its own final determinations. This review process is generally conducted in advance of annual base salary adjustments, if any, the adoption of the annual management bonus program for the upcoming year, and the grant of annual equity awards.

The Compensation Committee alone or in consultation with our full Board of Directors (other than our Chief Executive Officer) reviews the performance of our Chief Executive Officer. As with the other executive officers, our Chief Executive Officer is expected to perform at a very high level.

Q:	What is the role of compensation consultants and competitive positioning in determining executive compensation?

A.    In 2015, we engaged Compensia to provide input on a broad range of executive matters, including ad hoc market data for executive hires and promotions, base salary, annual cash bonuses, long-term incentive compensation, and plan design relative to post-employment compensation practices. In 2015, we used data from Compensia relating to base salaries of executives at comparable technology companies with revenues less than $200 million.

The Compensation Committee uses compensation surveys and publicly-available data, as well as advice from Compensia and other independent sources. In addition, although we did not conduct a competitive market analysis for purposes of establishing executive compensation levels in 2015, the Compensation Committee did consider and rely on the data previously collected and analyzed as part of its compensation-setting process, referring to the 50th to 75th percentile of competitive market compensation (based on a comparison to similarly situated companies).

In addition to the above, the Compensation Committee considered and discussed a number of factors, including the dynamics both in the Company’s current and proposed positioning and focus, as well as the broad nature of the Internet of Things market, and the wide variety in size and scope of companies focusing on that market; in making its compensation related decisions in 2015.

Q.	What are the elements of our Company’s executive compensation program?

A.	Our executive officers’ compensation has three primary components:

●	Base salary;

●	Annual cash bonus opportunities through our annual management bonus plan; and

●	Long-term incentive compensation in the form of annual equity awards.

In addition, we provide our executive officers with 401(k), vacation, health and welfare benefits that are available to all salaried employees in the geographical location in which they are based. We do not provide pension arrangements, deferred compensation or other similar benefits to our current executive officers.

We believe that this combination of elements provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term stockholder value, and is conducive to executive recruitment and retention.

Q.	When are decisions concerning executive compensation made?

A.    Typically, the Compensation Committee makes its decisions concerning base salaries and target annual cash bonus opportunities of our executive officers early in the year, as was the case in 2015. Decisions regarding executive compensation may also be made at other times of the year.

Our equity compensation grant guidelines, which are described below, call for annual equity awards to be made effective on the date of our Annual Meeting of Stockholders, or such other date as is selected by the Compensation Committee. Accordingly, the annual awards for our executive officers, including our Named Executive Officers, were made on June 12, 2015.

In addition, the Compensation Committee reserves the right to make one-time special equity grants or other adjustments to compensation, where it deems appropriate, to reward performance, recognize a promotion, or due to any other factors it deems appropriate. The Compensation Committee exercised this discretion in 2015 to grant Mr. Marszewski an equity award in April 2015 in recognition of his increased responsibilities and to promote retention.

Q:	How are individual performance and other factors taken into consideration when making executive compensation decisions?

A:    As noted above, the Compensation Committee relies on input from our Chief Executive Officer to evaluate the performance of our executive officers (other than with respect to himself). For example, our Chief Executive Officer meets frequently with each of our executive officers, enabling him to develop in-depth knowledge of each executive officer’s performance. In addition, in 2015 we continued the implementation of our employee performance management program described above. Under this program, each executive officer’s objectives reflected the applicable department’s overall objectives and were approved by our Chief Executive Officer, and submitted to the Compensation Committee for its review and approval. Our Chief Executive Officer is expected periodically to evaluate the executive officer’s performance against those objectives. The Chief Executive Officer then reviews the strengths, accomplishments and areas for growth of each executive officer with each individual.

Q:	How are base salaries determined?

A:    Base salary is used in our executive compensation program as a means to attract and retain qualified executive officers, and to be competitive in our geographic region and industry sector. The Compensation Committee sets the base salaries of our executive officers, including the Named Executive Officers, to compensate them for services rendered during the year, and to meet competitive norms and reward performance on an annual basis. As described above, the Compensation Committee uses competitive market data as a reference source when making compensation decisions to keep our base salaries competitive with the market. In addition, when considering base salary adjustments, the Compensation Committee also considers each executive officer’s current performance, expected future contributions, and internal equity.

For 2015, the Compensation Committee, in recognition of the continuing challenges facing our business and industry sector, decided not to make any programmatic adjustments to the base salaries of the Named Executive Officers. The Compensation Committee did approve an increase in salary to C. Michael Marszewski in connection with his promotion to Chief Financial Officer

The following table sets forth the annual base salaries of the Named Executive Officers for 2015:

Named Executive Officer	Title	2015 Salary
Ronald A. Sege	Chairman of the Board, Chief Executive Officer and President	$ 400,000
C. Michael Marszewski	Vice President and Chief Financial Officer	$ 270,000
Alicia J. Moore	Chief Legal and Administration Officer	$ 305,000
Sohrab Modi	Chief Technology Officer and Vice President, Engineering	$ 260,000
Christopher R. Dingley	Former Vice President of Global Sales	$ 225,000
William R. Slakey	Former Executive Vice President and Chief Financial Officer	$ 312,000

Q:	What determinations were made for the executive bonuses in 2015?

A:    2015 MIP. For 2015, we determined that the key imperatives for our Company continue to be to increase revenues, control spending, and achieve targeted objectives designed to position the Company to compete in the strategic lighting controls market, including introducing new products, and expanding sales channels, partners and brand awareness. Consequently, in March 2015, the Compensation Committee approved the 2015 MIP, pursuant to which our executive officers, including the Named Executive Officers (other than Mr. Dingley), were eligible to earn cash payments contingent upon the achievement of specified target levels in revenue growth and expense reductions as well as key management-based objectives (MBOs) that were designed to recognize contributions made by function in support of the corporate business plan, and other short and long term objectives to create value in our business.

Target Bonus Opportunities. Each Named Executive Officer (other than Mr. Dingley) participated in the 2015 MIP. As our top sales executive, Mr. Dingley participated in a sales commission plan, as described in further detail below.

Except as noted below for Mr. Marszewski, the 2015 bonus targets set relative to each such Named Executive Officer’s total compensation and internal equity were not changed from 2014. The Compensation Committee believed these existing targets provided the appropriate incentives for our executives in 2015.

The following table sets forth the target bonus opportunities of the Named Executive Officers participating in the 2015 MIP. Mr. Slakey’s employment terminated before he received a bonus.

Named Executive Officer	Title	2015 Target Bonus
Ronald A. Sege	Chairman of the Board, Chief Executive Officer and President	$ 400,000
C. Michael Marszewski	Vice President and Chief Financial Officer	$ 70,000 (1)
Alicia J. Moore	Chief Legal and Administration Officer	$ 95,000
Sohrab Modi	Chief Technology Officer and Vice President, Engineering	$ 75,000

(1)

This amount reflects the increased compensation in connection with Mr. Marszewski’s promotion to Chief Financial Officer deemed appropriate by the Compensation Committee in acknowledgement of his increased responsibilities in connection with his new position.

2015 MIP Design. The 2015 MIP is designed to pay out based on achievements against the financial metrics under the formula described below and the pre-established MBOs. The financial metrics for the bonus were set to be aggressive but achievable through diligent efforts and teamwork by our executive team.

Metric	Weight	Threshold (50%)	Target (100%)	Maximum (150%)

Revenue (in millions)	37.5%	$36,136	$38,038	$43,744

Non-GAAP Operating Income or Loss (1) (in millions)	37.5%	($8,752)	($8,335)	($7,502)

MBO Discretion (2)	25.0%	N/A	N/A	N/A

(1)

For these purposes, Non-GAAP operating income or loss is calculated as our Company’s actual net operating income or loss for 2015, adjusted to remove stock-based compensation charges and payments under the 2015 MIP.

(2)

The MBOs for each Named Executive Officer (other than our Chief Executive Officer) reflected key objectives and initiatives that were created by such executive officer’s functional group within our organization, and approved by our Board of Directors when it approved the operating plan. These MBOs were intended to motivate performance with respect to other quantitative components of our business, including successful product launches, streamlining operations, expense reductions, as well as certain qualitative components of our business, including customer relations, expanding our patent portfolio, and building brand awareness. The weight of the various elements of each individual’s MBOs varied by functional group and perceived value relative to the other elements comprising such individual’s MBO. Our Chief Executive Officer’s MBOs were designed by the chairman of the Compensation Committee and approved by the Compensation Committee, and intended to provide a qualitative assessment of his contribution to our organization as a whole over the year as measured through the achievement of his team’s MBOs.

Each of the first two metrics was scored individually. If performance for a metric was greater than the threshold but not in excess of the maximum, the achievement percentage would be calculated based on a liner interpolation between the threshold and maximum amounts in the table above.

Actual Bonus Decisions. At the end of 2015, the Compensation Committee determined that we achieved 106.7% of our revenue target under the 2015 MIP and 150% of our Non-GAAP operating income (loss) target under the 2015 MIP. In addition the CEO and Compensation Committee assessed the performance of each executive officer, including each Named Executive Officer, other than the CEO participating in the 2015 MIP against his or her MBOs for the discretionary portion of the 2015 MIP, including each element comprising the MBO. The Committee determined achievement against the MBOs as follows: C. Michael Marszewski (100%), Alicia J. Moore (100%), and Sohrab Modi (90%). The Compensation Committee evaluated Mr. Sege’s performance under the discretionary portion of the 2015 MIP, and determined to award his bonus based on the average percentage attainment of the discretionary MBOs of all non-executive officers participating in the 2015 MIP, which resulted in a 95% achievement.

Bonus payments were paid to the Named Executive Officers participating in the 2015 MIP based on the achievement levels under the 2015 MIP and in the amounts that are set forth in the “Non-Equity Incentive Compensation” column of the Summary Compensation Table.

Q:	What determinations were made for Christopher Dingley’s commission plan?

A:    As described above, Mr. Dingley did not participate in the 2015 MIP but instead participated in a sales commission plan. We believed this provided a more appropriate incentive for Mr. Dingley, as our top sales executive, because it would focus his efforts on growing our business by driving sales which will lead to an increase in our revenues, as recorded in the Company’s quarterly financial statements. Mr. Dingley’s 2015 target incentive compensation opportunity was $175,000, which remained unchanged from his opportunity in 2014.

Commission Plan Design. Under Mr. Dingley’s commission plan, up to 75% of his target incentive compensation opportunity could have been earned based on achieving the cumulative revenue targets in the table set forth below, and the remaining 25% of his target incentive compensation opportunity was discretionary based on his overall performance for the year as determined by the our Chief Executive Officer, and approved by the Compensation Committee. The targets were cumulative, based on year to date achievements.

	Q1	Q2	Q3	Q4

Commission Plan Cumulative Revenue Target (in millions)	$9.563	$19.055	$28.526	$38.038

The commission amounts that Mr. Dingley could earn against achievement of cumulative revenue targets were calculated on a sliding scale, with rates scaling from partial attainment through over-achievement. For the non-discretionary portion of his target, he would receive (i) 30% of his targeted commission for achieving up to 85% of the revenue targets, (ii) the remaining 70% of his targeted commission upon 100% achievement of his revenue targets, and (iii) two times the average commission rate (target commissions divided by revenue target) for all revenue in excess of 100%. There was no minimum or maximum levels of achievement.

We believe this design is consistent with the competitive market in which we compete.

Actual Commission Decisions. Based on our revenue achievement in 2015, Mr. Dingley received the following commissions: $34,211 on Q1 results, $32,218 on Q2 results, $35,172 on Q3 results, and $36,696 on Q4 results. Mr. Dingley did not receive a discretionary bonus under the commission plan. His total commission payments in 2015 under the commission plan aggregated to $138,297.

The aggregate amount of commission payments made to Mr. Dingley in 2015 is set forth in the “Non-Equity Incentive Compensation” column of the Summary Compensation Table.

Q:	What decisions did the Compensation Committee make with respect to long-term incentive compensation in 2015?

A:    In June 2015, the Compensation Committee granted annual equity awards to the executive officers, including our Named Executive Officers (other than Mr. Slakey whose employment with us terminated prior to the grant date of these awards). The annual equity awards were in the form of stock options and performance shares. Stock options were granted to provide incentives to our executive officers and certain key individuals, including our Named Executive Officers, to grow our business and improve profitability since the options have an exercise price equal to the fair market value of our common stock on the grant date, and therefore only have value if our stock price increases. Performance awards were granted to help stabilize retention during stock price volatility, since the award does not have a purchase price, but also provide an incentive to increase the stock price to increase the value of the award. Consistent with practice in prior years, of each total award granted, the ratio between shares subject to each stock option and each performance share was 4:1 (or 80% of the award comprised shares subject to an option, and 20% of the award was comprised of performance shares). We believed this mix offered the appropriate link of the executive’s interests to that of our stockholders. These awards are subject to time-based vesting under the schedules set forth below in order to address our retention objectives.

In determining the amount of the 2015 equity awards for each of the Named Executive Officers, including our Chief Executive Officer, the Compensation Committee reviewed the competitive market data, as well as the current value of each executive officer’s outstanding and unvested equity awards, and a target multiplier of the executive officer’s target annual cash compensation. In determining the amount of the 2015 equity awards for the Named Executive Officers, the Compensation Committee also sought to reward and retain our most valuable contributors and reinforce our pay-for-performance culture. In addition, the Compensation Committee reviewed the individual performance of each executive officer, including each Named Executive Officer (other than our Chief Executive Officer) after receiving input from our Chief Executive Officer and based the amount of his or her award on this assessment as well as the individual’s perceived criticality to our Company. The Compensation Committee reviewed the individual performance of our Chief Executive Officer, following input on his performance from the full Board of Directors (excluding our Chief Executive Officer).

The equity awards set forth in the table below were granted to the Named Executive Officers in June 2015 as part of the Company’s annual grant program. These awards were subject to shorter vesting periods than contained in the historical annual grants, in order to strengthen the retentive value of the grants. The table below shows the number of shares subject to each award after the Company’s 1-for-10 reverse stock split.

Name	Non-Qualified Stock Options (1)	Performance Shares (2)
Ronald A. Sege	24,000	6,000
C. Michael Marszewski	8,000	2,000
Alicia J. Moore	8,000	2,000
Sohrab Modi	8,000	2,000
Christopher R. Dingley	4,000	1,000

(1)	One-half ( 1⁄2) of the shares subject to the option vest on June 12, 2016, and 1/24th of the shares subject to the option vest each month thereafter, subject to continued service.
(2)	One-half ( 1⁄2) of the performance shares vest on June 12, 2016 and June 12, 2017, subject to continued service.

In addition, in March 2015, the Compensation Committee approved the following special equity awards for Mr. Marszewski to provide retention incentives. These awards were effective on April 10, 2015. The table below shows the number of shares subject to each award after the Company’s 1-for-10 reverse stock split.

Name	Non-Qualified Stock Options (1)	Performance Shares (2)
C. Michael Marszewski	4,000	1,000

(1)	One-third ( 1⁄3) of the shares subject to the option vest on April 10, 2016, and 1/36th of the shares subject to the option vest each month thereafter, subject to continued service.
(2)	One-third ( 1⁄3) of the shares subject to the option vest on April 10, 2016, April 10, 2017, and April 10, 2018, subject to continued service.

Q:	How does our Company determine grant dates for equity awards?

A:    In May 2014, our Board of Directors and the Compensation Committee approved equity compensation grant guidelines regarding the timing of granting equity awards to our employees, including our executive officers.

The equity compensation grant guidelines provide that awards generally will be granted on the 10th day of the calendar month (or the next business day, if the 10th day is not a business day). The grant date of the award is also the date that the exercise price (determined as the closing price for our common stock on the NASDAQ Stock Market) and vesting date(s) are set. Awards may be approved in advance of the grant date for that month. Generally, award approvals by the Compensation Committee will be made at an in-person or telephonic committee meeting. If an award is approved by unanimous written consent, the effective date of such written consent will be the date the last signature is obtained.

The guidelines apply to awards for both new and existing employees, including executive officers. The grant date for new employees will generally be the 10th day of the month following the date the award is approved, provided that the grant date cannot be prior to the employee’s first day of employment. The guidelines provide that, in the case of the annual equity awards to all or any subset of existing employees, the grant date will be the date of our Annual Meeting of Stockholders for such year, or such other date as determined by the Compensation Committee. In 2015, the Committee made the annual equity awards in June. In the case of awards to our executive officers (including the annual award), if our Company’s “insider trading window” is not then open, the grant date shall be the day the insider trading window next opens.

The Compensation Committee has not granted, nor does it intend to grant in the future, equity awards in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, the Compensation Committee has not timed, nor does it intend to time in the future, the release of material nonpublic information based on equity award grant dates.

Q:	How was the compensation for our Company’s Chief Executive Officer and other Named Executive Officers determined?

A:    In February and June 2015, the Compensation Committee reviewed Mr. Sege’s compensation, which was initially set by the employment agreement between him and our Company. The employment agreement had provided for Mr. Sege’s compensation for 2010 and 2011 to be $400,000 in base salary and $400,000 in target bonus opportunity (prorated, in the case of 2010, for the period of time during which

Mr. Sege was an employee of our Company), with the bonus to be tied to performance criteria to be established by the Compensation Committee.

The Compensation Committee determined that Mr. Sege had performed well in 2015; he was initiating necessary actions to transition our Company’s business to the nascent, prospectively high growth strategic lighting market, and he was responding well to adverse market conditions and other factors impacting the Company that were outside the Company’s control. Given the continued challenging market environment for our Company, the Compensation Committee determined not to make any changes to the level of Mr. Sege’s compensation in 2015, and determined that the performance criteria applicable to Mr. Sege’s 2015 target bonus opportunity should be identical to the performance criteria applicable to the other Named Executive Officers (other than Mr. Dingley). The performance criteria, which are described in more detail above, were intended to drive revenue, and decrease operating expenses. Mr. Sege’s potential 2015 bonus was capped at 150% of his target bonus opportunity, as stipulated in Mr. Sege’s employment agreement.

In February and June 2015, the Compensation Committee also reviewed the accomplishments, strengths and areas for growth or improvement for each of the other Named Executive Officers (other than Mr. Slakey, after his resignation from the Company) , and determined that each of these Named Executive Officers was performing well. As with Mr. Sege, given the continued challenging market environment and the Company’s position, the Compensation Committee determined not to make any programmatic changes to the level of compensation in 2015 for the Named Executive Officers.

Q:	Does our Company maintain stock ownership guidelines for its directors and executive officers?

A:    Although our Board of Directors previously adopted stock ownership guidelines in August 2007 applicable to our executive officers and non-employee directors, in view of the stock price volatility in 2015, the actions required to maintain Nasdaq compliance culminating in a 1 for 10 reverse stock split, and the resulting implications to the float, the Compensation Committee determined to suspend the stock ownership guidelines and to work with its outside consultant to review, and, if appropriate institute, new guidelines in 2016. The previous guidelines established a target number of shares that each of our employees and non-employee directors would own within five years after the date of their appointment as a director or executive officer.

Q:	Does our Company offer other benefits and programs to our executive officers?

A:    We offer a number of other benefits to our employees, including our executive officers, including vacation, medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, wellness programs, educational assistance, and employee assistance programs. We also maintain a tax-qualified 401(k) Plan, which provides for broad-based employee participation. Our Company does not offer matching for 401(k) Plan contributions, nor does our Company offer a pension program, except as mandated by local laws.

We believe that the availability of these benefits programs generally enhances employee productivity and loyalty to our Company. The main objectives of our benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, and enhanced health and productivity. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package.

Q:	Does our Company provide perquisites or other personal benefits?

A:    Currently, we do not provide perquisites to our executive officers. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Q:	Does our Company maintain any employment arrangements with our Named Executive Officers?

A:    Chief Executive Officer. Effective August 19, 2010, Mr. Sege entered into an employment agreement with our Company. The compensation payable to Mr. Sege under the employment agreement is described above, and his post-employment compensation arrangements are described in the following section. If we either terminate Mr. Sege’s employment for any reason other than “cause” or Mr. Sege resigns for “good reason” (either event being an “Involuntary Termination”), then subject to his execution of a release of claims in favor of our Company which subsequently becomes effective, he will be entitled to receive: (a) a lump sum payment equal to the sum of 12 months of his then-current base salary plus an amount equal to the pro-rata portion of his then-current target bonus; (b) up to 18 months of COBRA reimbursement; and (c) 12 months vesting acceleration of his then outstanding and unvested equity awards other than any performance-based restricted stock award. Under Mr. Sege’s employment agreement, in the event our Company experiences a change in control and he is subject to an Involuntary Termination (not for cause) during the three month period prior to the change in control or following the change in control, then subject to his execution of a release of claims in favor of our Company that subsequently becomes effective, he would be entitled to receive: (x) a lump sum payment equal to 18 months of his base salary and target annual bonus (based on the average annual bonus paid over the last two years or the current target annual bonus, whichever is higher); (y) up to 18 months of COBRA reimbursement; and (z) 100% vesting acceleration of outstanding and unvested equity awards (including at the target levels for any outstanding and unvested performance-based awards).

Chief Financial Officer. We entered into a letter agreement with our former Chief Financial Officer, Mr. Slakey, with respect to his appointment as Executive Vice President and Chief Financial Officer, which became effective on November 7, 2011. The compensation payable to Mr. Slakey under this letter agreement is described in the “Executive Compensation and Related Matters” section of this Proxy Statement. The Company’s current Vice President and Chief Financial Officer, Mr. Marszewski, is eligible for the severance and change in control payments and benefits described below.

Other Executive Officers. The Compensation Committee approved our Company entering into individual severance agreements with certain individuals reporting to our Chief Executive Officer with operational responsibility over particular critical functions including the Named Executive Officers. Pursuant to this authorization, our Company entered into agreements with the following individuals:

Name	Title
C. Michael Marszewski	Vice President and Chief Financial Officer
Alicia J. Moore	Chief Legal and Administration Officer
Sohrab Modi	Chief Technology Officer and Vice President, Engineering
Christopher R. Dingley	Former Vice President of Global Sales
Christopher Jodoin	Vice President Operations and Planning

Except for Mr. Dingley, each of these agreements has a term of four years from its effective date, which renew automatically for additional two year periods, and provide cash severance benefits for nine months in the event of non-fault involuntary terminations, or 12 months in the event of a change in control of our Company, respectively, in either case conditioned upon execution and non-revocation of a release and continued compliance with our Company’s proprietary information agreement. The severance benefits include payment of base salary and an amount equal to twice the monthly COBRA premium that would be required to continue group health, dental and vision coverage for the a period equivalent to the severance payments. Mr. Dingley’s agreement provided for 4 month cash severance in the event of a non-fault termination due to a change of control event, subject to the release condition described above. None of the other Named Executive Officers is a party to any other employment or comparable agreement.

Q:	Does our Company provide any of its Named Executive Officers with change in control benefits?

A:    In June 2008, our Board of Directors approved modifications to the forms of equity award agreements under our 1997 Stock Plan. Under these modifications, if within 12 months following a change in control of our Company, an employee of our Company or our subsidiaries at the level of Vice President and above is subject to an involuntary (not for cause) termination within the meaning of our 1997 Stock Plan, then certain equity awards of that employee would become fully vested. Our Board of Directors made this decision to reflect common practice among comparable situated companies in the Silicon Valley, following a review of such practices and input from our Company’s outside counsel.

Q:	What is the tax and accounting treatment of our executive compensation?

A:

Section	162(m)

Section 162(m) of the Code generally disallows a tax deduction to a public corporation for compensation in excess of $1 million paid for any fiscal year to its chief executive officer or any of the three other most highly compensated executive officers (other than its chief financial officer). Compensation that qualifies as “performance-based compensation” is not subject to this deduction limit if certain requirements are met. Our 1997 Stock Plan has been structured to permit (but not require) our Company to pay compensation in excess of $1 million per year to our executive officers without compromising the deductibility of such compensation under Section 162(m). However, the Compensation Committee retains the flexibility to pay compensation to senior executives based on other considerations if it believes that doing so is in the stockholders’ interests. Our Company does not guarantee that compensation intended to qualify as performance-based compensation under Section 162(m) so qualifies. Tax deductibility of executive compensation is one of the many factors the Compensation Committee considers in setting executive compensation each year. From time to time, the Compensation Committee may, in its judgment, approve compensation for our executive officers that does not comply with an exemption from the deductibility limit when it believes that such compensation is in the best interests of our Company and our stockholders.

Section	409A

Section 409A of the Code imposes a penalty tax on “nonqualified deferred compensation” that fails to satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Accordingly, as a general matter, our Company attempts to structure its compensation and benefits plans and arrangements for all of our employees, including the Named Executive Officers, so that they are either exempt from, or satisfy the requirements of, Section 409A. Our Company does not guarantee that its benefits plans and arrangements all satisfy the requirements of Section 409A.

Accounting Treatment

We account for stock-based compensation in accordance with the requirements of ASC 718. We also take into consideration ASC 718 and other generally accepted accounting principles in determining changes to policies and practices for our stock-based compensation programs.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that Echelon specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2015. Based on the review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in Echelon’s Proxy Statement for its 2016 Annual Meeting of Stockholders.

This report is submitted by the Compensation Committee of the Board of Directors of Echelon.

Compensation Committee Betsy Rafael, Chairperson Robert J. Finocchio, Jr. Armas Clifford Markkula, Jr.

Summary Compensation Table

The following table shows compensation information for the fiscal years ended December 31, 2015, December 31, 2014 and December 31, 2013 for the Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Ronald A. Sege (2)	2015	400,000	—	54,660	107,342	480,070	—	1,042,072
Chairman of the Board, Chief	2014	400,000	—	246,000	—	—	—	646,000
Executive Officer and	2013	400,000	—	71,100	170,517	323,006	—	964,623
President

C. Michael Marszewski (3)	2015	266,667	5,000	27,820	55,676	84,887	—	440,050
Vice President and	2014	260,000	—	110,700	—	—	2,000	372,700
Chief Financial Officer	2013	260,000	—	18,960	45,471	31,493	—	355,924

Alicia J. Moore (4)	2015	305,000	—	18,220	35,781	115,204	—	474,205
Chief Legal and	2014	305,000	65,000	73,800	—	—	—	443,800
Administration Officer	2013	139,792	—	100,800	242,649	—	—	483,241

Sohrab Modi (5)	2015	260,000	—	18,220	35,781	89,076	—	403,077
Chief Technology Officer and	2014	86,667	—	76,160	190,658	—	—	353,485
Vice President of Engineering	2013	—	—	—	—	—	—	—

Christopher R. Dingley (6)	2015	225,000	138,297	9,110	17,890	—	—	390,297
Former Vice President	2014	182,813	142,009	65,000	152,242	—	—	542,064
Global Sales	2013	—	—	—	—	—	—	—

William R. Slakey (7)	2015	99,612	—	—	—	—	—	99,612
Former Executive Vice	2014	312,000	—	135,300	—	—	—	447,300
President and Chief	2013	312,000	—	49,770	119,362	100,778	—	581,910
Financial Officer

(1)

Amounts shown do not reflect compensation actually received by the Named Executive Officers. Instead, the amounts shown are the grant date fair value of the stock awards (disregarding an estimate of forfeitures) as determined in accordance with FASB ASC Topic 718, which were recognized for financial statement purposes. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 30, 2016. These amounts do not correspond to the actual values that will be recognized by the Named Executive Officers.

(2)

Mr. Sege has served as President and Chief Executive Officer of Echelon (the “Principal Executive Officer” or “PEO”) since August 19, 2010 and as Chairman of the Board since October 12, 2011. See “Executive Compensation and Related Matters—Compensation Discussion and Analysis” and “—Potential Payments Upon Termination or Change in Control” for a description of the material terms of Mr. Sege’s employment agreement.

(3)	Mr. Marszewski, formerly the Vice President of Finance and Corporate Controller, has served as Vice President and Chief Financial Officer of Echelon since April 24, 2015.
(4)	Ms. Moore has served as Senior Vice President, General Counsel and Secretary since July 2013 and as Chief Legal and Administration Officer of Echelon since April 2015.
(5)	Mr. Modi has served as Chief Technology Officer of Echelon since September 1, 2014 and as Vice President of Engineering since February 2015.
(6)	Mr. Dingley served as Vice President Global Sales of Echelon from March 10, 2014 to January 5, 2016.
(7)	Mr. Slakey served as Executive Vice President and Chief Financial Officer of Echelon from November 7, 2011 to April 24, 2015.

Grants of Plan-Based Awards in 2015

The following table presents information concerning each grant of an award made to a Named Executive Officer in fiscal 2015 under any plan. All equity awards were granted under our 1997 Stock Plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)
Ronald A. Sege	03/29/2015	03/29/2015	—	400,000	600,000	—	—	—	—
	06/12/2015	06/11/2015	—	—	—	6,000 (2)	—	—	54,660
	06/12/2015	06/11/2015	—	—	—	—	24,000 (3)	9.11	107,342
C. Michael Marszewski	03/29/2015	03/29/2015	—	70,000	105,000	—	—	—	—
	04/10/2015	03/29/2015	—	—	—	1,000 (4)	—	—	9,600
	04/10/2015	03/29/2015	—	—	—	—	4,000 (5)	9.60	19,895
	06/12/2015	06/11/2015	—	—	—	2,000 (2)	—	—	18,220
	06/12/2015	06/11/2015	—	—	—	—	8,000 (3)	9.11	35,781
Alicia J. Moore	03/29/2015	03/29/2015	—	95,000	142,500	—	—	—	—
	06/12/2015	06/11/2015	—	—	—	2,000 (2)	—	—	18,220
	06/12/2015	06/11/2015	—	—	—	—	8,000 (3)	9.11	35,781
Sohrab Modi	03/29/2015	03/29/2015	—	75,000	112,500	—	—	—	—
	06/12/2015	06/11/2015	—	—	—	2,000 (2)	—	—	18,220
	06/12/2015	06/11/2015	—	—	—	—	8,000 (3)	9.11	35,781
Christopher R. Dingley	06/12/2015	06/11/2015	—	—	—	1,000 (2)	—	—	9,110
	06/12/2015	06/11/2015	—	—	—	—	4,000 (3)	9.11	17,890
William R. Slakey	03/29/2015	03/29/2015	—	124,800	187,200	—	—	—	—

(1)

The amount shown reflects the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718 (disregarding an estimate of forfeitures). The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 30, 2016. These amounts do not correspond to the actual value that will be recognized by the Named Executive Officers upon exercise or sale of such award.

(2)	The amount shown reflects a performance share grant, which vests as to 50% of the shares on June 12, 2016 and June 12, 2017, subject to continued employment with our Company.
(3)

The amount shown reflects a stock option grant, which vests as to 50% of the shares on June 12, 2016 and as to 1/24th of the shares each month thereafter, subject to continued employment with our Company.

(4)	The amount shown reflects a performance share grant, which vests as to 1/3rd of the shares on April 10, 2016 and each one-year anniversary thereafter, subject to continued employment with our Company.
(5)

The amount shown reflects a stock option grant, which vests as to 1/3rd of the shares on April 10, 2016 and as to 1/36th of the shares each month thereafter, subject to continued employment with our Company.

Outstanding Equity Awards at 2015 Fiscal Year-End

The table below shows all outstanding equity awards held by the Named Executive Officers at the end of our fiscal year ended December 31, 2015. All awards were granted under our 1997 Stock Plan.

	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Name	Grant Date	Exercisable	Unexercisable	($)	Date	(#)	($) (19)
Ronald A. Sege	8/19/2010	25,000 (1)	—	74.60	8/19/2017	—	—
	6/11/2012	11,250 (2)	3,750 (2)	31.70	6/11/2022	—	—
	6/10/2013	6,000 (3)	6,000 (3)	23.70	6/10/2023	—	—
	6/12/2015	—	24,000 (4)	9.11	6/12/2025	—	—
	6/11/2012	—	—	—	—	937 (5)	5,285
	6/10/2013	—	—	—	—	1,500 (6)	8,460
	6/12/2015	—	—	—	—	6,000 (7)	33,840
C. Michael Marszewski	6/11/2012	1,050 (2)	350 (2)	31.70	6/11/2022	—	—
	6/10/2013	1,600 (3)	1,600 (3)	23.70	6/10/2023	—	—
	4/10/2015	—	4,000 (8)	9.60	4/10/2025	—	—
	6/12/2015	—	8,000 (4)	9.11	6/12/2025	—	—
	6/11/2012	—	—	—	—	87 (9)	—
	6/10/2013	—	—	—	—	400 (10)	—
	4/10/2015	—	—	—	—	1,000 (11)	—
	6/12/2015	—	—	—	—	2,000 (7)	—
Alicia J. Moore	8/12/2013	9,000 (12)	9,000 (12)	22.40	8/12/2023	—	—
	6/12/2015	—	8,000 (4)	9.11	6/12/2025	—	—
	8/12/2013	—	—	—	—	2,250 (13)	12,690
	6/12/2015	—	—	—	—	2,000 (7)	11,280
Sohrab Modi	9/10/2014	3,400 (14)	10,200 (14)	22.40	9/10/2024	—	—
	6/12/2015	—	8,000 (4)	9.11	6/12/2025	—	—
	9/10/2014	—	—	—	—	2,550 (15)	14,382
	6/12/2015	—	—	—	—	2,000 (7)	11,280

	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Name	Grant Date	Exercisable	Unexercisable	($)	Date	(#)	($) (19)
Christopher R. Dingley	3/10/2014	2,000 (16)	6,000 (16)	32.50	3/10/2024	—	—
	6/12/2015	—	4,000 (4)	9.11	6/12/2025	—	—
	3/10/2014	—	—	—	—	1,500 (17)	8,460
	6/12/2015	—	—	—	—	1,000 (7)	5,640
William R. Slakey (18)	—	—	—	—	—	—	—

(1)	This SAR was subject to vesting at the rate of one-fourth of the shares on August 19, 2011 and each one-year anniversary thereafter, subject to continued employment with our Company.
(2)	This stock option is subject to vesting at the rate of one-fourth of the shares on June 11, 2013 and each one-year anniversary thereafter, subject to continued employment with our Company.
(3)	This stock option is subject to vesting at the rate of one-fourth of the shares on June 10, 2014 and each one-year anniversary thereafter, subject to continued employment with our Company.
(4)	This stock option is subject to vesting at the rate of 50% of the shares on June 12, 2016 and 1/24th of the shares each month thereafter, subject to continued employment with our Company.
(5)

This performance share grant was originally for 3,750 shares and subject to vesting at the rate of one-fourth of the shares on June 11, 2013 and each one-year anniversary thereafter, subject to continued employment with our Company. As of December 31, 2015, 2,813 of such performance shares have been released.

(6)

This performance share grant was originally for 3,000 shares and subject to vesting at the rate of one-fourth of the shares on June 10, 2014 and each one-year anniversary thereafter, subject to continued employment with our Company. As of December 31, 2015, 1,500 of such performance shares have been released.

(7)	This performance share grant is subject to vesting at the rate of 50% of the shares on June 12, 2016 and June 12, 2017, subject to continued employment with our Company.
(8)	This stock option is subject to vesting at the rate of one-third of the shares on April 10, 2016 and 1/36th of the shares each month thereafter, subject to continued employment with our Company.
(9)

This performance share grant was originally for 350 shares and subject to vesting at the rate of one-fourth of the shares on June 11, 2013 and each one-year anniversary thereafter, subject to continued employment with our Company. As of December 31, 2015, 263 of such performance shares have been released.

(10)

This performance share grant was originally for 800 shares and subject to vesting at the rate of one-fourth of the shares on June 10, 2014 and each one-year anniversary thereafter, subject to continued employment with our Company. As of December 31, 2015, 400 of such performance shares have been released.

(11)	This performance share grant is subject to vesting at the rate of one-third of the shares on April 10, 2016 and each one-year anniversary thereafter, subject to continued employment with our Company.
(12)	This stock option is subject to vesting at the rate of one-fourth of the shares on August 12, 2014 and each one-year anniversary thereafter, subject to continued employment with our Company.
(13)

This performance share grant was originally for 4,500 shares and subject to vesting at the rate of one-fourth of the shares on August 12, 2014 and each one-year anniversary thereafter, subject to continued employment with our Company. As of December 31, 2015, 2,250 of such performance shares have been released.

(14)	This stock option is subject to vesting at the rate of one-fourth of the shares on September 10, 2015 and each one-year anniversary thereafter, subject to continued employment with our Company.
(15)

This performance share grant was originally for 3,400 shares and subject to vesting at the rate of one-fourth of the shares on September 10, 2015 and each one-year anniversary thereafter, subject to continued employment with our Company. As of December 31, 2015, 850 of such performance shares have been released.

(16)	This stock option is subject to vesting at the rate of one-fourth of the shares on March 10, 2015 and each one-year anniversary thereafter, subject to continued employment with our Company.
(17)

This performance share grant was originally for 2,000 shares and subject to vesting at the rate of one-fourth of the shares on March 10, 2015 and each one-year anniversary thereafter, subject to continued employment with our Company. As of December 31, 2015, 500 of such performance shares have been released.

(18)	As a result of termination of Mr. Slakey’s employment with our Company on April 24, 2015, he did not hold any outstanding equity awards as of December 31, 2015.
(19)	The market value is based on the $5.64 per share closing price of our common stock on December 31, 2015, the last market trading day in 2015.

Option Exercises and Stock Vested for Fiscal 2015

The table below shows all stock options and SARs exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the Named Executive Officers during the fiscal year ended December 31, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Ronald A. Sege	—	—	7,022	62,106
C. Michael Marszewski	—	—	5,387	54,896
Alicia J. Moore	—	—	1,978	15,470
Sohrab Modi	—	—	850	4,930
Christopher R. Dingley	—	—	500	5,505
William R. Slakey	—	—	1,560	16,770

(1)	The value realized equals the fair market value of our common stock on the date of vesting, multiplied by the number of shares vested.

Potential Payments Upon Termination or Change in Control

The following table provides information concerning the estimated payments and benefits that would have been provided to each of the Named Executive Officers in the event of termination in the regular course of business or termination in connection with a change in control, assuming a termination date of December 31, 2015. See “Executive Compensation and Related Matters—Compensation Discussion and Analysis” for a description of Mr. Sege’s employment agreement and the executive change in control and severance agreements entered into with the other Named Executive Officers.

	Estimated Payments and Benefits
	Involuntary Termination Other Than for Cause or Voluntary Termination for Good Reason
	Not in Connection with a Change in Control ($)	In Connection with a Change in Control ($)
Ronald A. Sege
Salary	400,000	600,000
Annual Incentive Bonus	400,000	600,000
Vesting Acceleration on Equity Awards (1)	26,435	47,585
Reimbursement for Premiums Paid for Continued Health Benefits (2)	45,854	45,854
Total Termination Benefits	872,289	1,293,439
C. Michael Marszewski
Salary	202,500	270,000
Vesting Acceleration on Equity Awards (1)	--	19,667
Reimbursement for Premiums Paid for Continued Health Benefits (3)	14,152	18,870
Total Termination Benefits	216,652	308,537

	Estimated Payments and Benefits
	Involuntary Termination Other Than for Cause or Voluntary Termination for Good Reason
	Not in Connection with a Change in Control ($)	In Connection with a Change in Control ($)
Alicia J. Moore
Salary	228,750	305,000
Vesting Acceleration on Equity Awards (1)	--	23,970
Reimbursement for Premiums Paid for Continued Health Benefits (3)	--	--
Total Termination Benefits	228,750	328,970
Sohrab Modi
Salary	195,000	260,000
Vesting Acceleration on Equity Awards (1)	--	25,662
Reimbursement for Premiums Paid for Continued Health Benefits (3)	45,854	61,139
Total Termination Benefits	240,854	346,801
Christopher R. Dingley
Salary	--	75,000
Vesting Acceleration on Equity Awards (1)	--	14,100
Reimbursement for Premiums Paid for Continued Health Benefits (3)	--	20,380
Total Termination Benefits	--	109,480

(1)

Based on the aggregate market value of unvested stock options and performance shares and assuming that the triggering event took place on the last business day of fiscal 2015 (December 31, 2015), and the price per share of Echelon’s common stock is the closing price on the NASDAQ Global Select Market as of that date ($5.64). Aggregate market value for stock options is computed by multiplying (i) the difference between $5.64 and the stated exercise price of the stock option, by (ii) the number of shares underlying unvested stock options at December 31, 2015. Aggregate market value for performance shares is computed by multiplying (i) $5.64 by (ii) the number of shares underlying unvested performance shares at December 31, 2015. There can be no assurance that a triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

(2)	Assumes continued coverage of health benefits for eighteen months for Mr. Sege, his spouse and dependents at the same level of coverage provided at December 31, 2015.
(3)

Represents twice the monthly COBRA premium in effect at December 31, 2015, payable for nine months not in connection with a change in control and for twelve months in connection with a change in control.

Compensation Committee Interlocks and Insider Participation

During fiscal 2015, the following directors were members of Echelon’s Compensation Committee: Robert J. Finocchio, Jr. (since April 29, 2015), Armas Clifford Markkula, Jr., Richard M. Moley (from January 1, 2015 through April 29, 2015), and Betsy Rafael. None of these directors has at any time been an officer or employee of Echelon. None of Echelon’s executive officers serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on Echelon’s Board of Directors or Compensation Committee.

Equity Compensation Plan Information

The following table provides information as of December 31, 2015 about our equity compensation plans under which shares of our common stock may be issued to employees, consultants or members of our Board of Directors:

	(a)	(b)		(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders (1)	350,251	$20.15	(2)	517,505
Equity compensation plans not approved by security holders	—	—		—

Total	350,251	$20.15	(2)	517,505

(1)	Consists of securities issuable under our 1997 Stock Plan.
(2)

The weighted average exercise price reflects the issuance of 64,714 performance shares, for which no consideration will be paid upon exercise. The weighted average exercise price for the remaining securities to be issued upon exercise of outstanding options, warrants and rights (285,537 shares) is $24.72.

Policies and Procedures with Respect to Related Party Transactions

Our Corporate Governance Guidelines require our directors to take a proactive, focused approach to their position and to set standards that ensure our Company is committed to business success through the maintenance of the highest standards of responsibility and ethics. Thus, our Board of Directors is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is Echelon’s preference to avoid related party transactions.

The charter of our Audit Committee requires that the members of the Audit Committee, all of whom are independent directors, review and approve in advance all related party transactions for which approval is required under applicable law. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which our Company is a participant and in which any of the following persons has or will have a direct or indirect interest:

●	an executive officer, director or director nominee of Echelon;

●	any person who is known to be the beneficial owner of more than 5% of our common stock;

●

any person who is an immediate family member (as defined in Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock; and

●

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest in our common stock.

Certain Relationships

Agreements with ENEL

In June 2000, we entered into a stock purchase agreement with Enel pursuant to which Enel purchased 300,000 newly issued shares of our common stock for $130.7 million. The closing of this stock purchase occurred on September 11, 2000. At the closing, Enel had agreed that it would not, except under limited circumstances, sell or otherwise transfer any of those shares for a specified time period. That time period expired September 11, 2003. To our knowledge, Enel has not disposed of any of its 300,000 shares. Under the terms of the stock purchase agreement, Enel has the right to nominate a member of our Board of Directors. A representative of Enel is not presently serving on our Board of Directors; however, Livio Gallo, a representative of Enel, served on our Board of Directors from June 30, 2011 until his resignation from our Board of Directors on March 14, 2012.

At the time we entered into the stock purchase agreement with Enel, we also entered into a research and development agreement with an affiliate of Enel (the “R&D Agreement”). Under the terms of the R&D Agreement, we cooperated with Enel to integrate our LONWORKS technology into Enel’s remote metering management project in Italy, the Contatore Elettronico. We completed the sale of our components and products for the deployment phase of the Contatore Elettronico project during 2005. During 2006, we supplied Enel and its designated manufacturers with limited spare parts for the Contatore Elettronico system. In October 2006, we entered into a new development and supply agreement and a software enhancement agreement with Enel. Under the development and supply agreement, Enel and its contract manufacturers purchase additional electronic components and finished goods from us. Under the software enhancement agreement, we provided software enhancements to Enel for use in its Contatore Elettronico system. The software enhancement agreement expired in December  2012 and the development and supply agreement has been amended and extended through December 2016.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Information

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file certain reports with the SEC regarding ownership of, and transactions in, our securities. Such officers, directors and 10% stockholders are also required by the SEC to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and more than 10% stockholders were complied with during the fiscal year ended December 31, 2015.

Anti-Hedging and Anti-Pledging Policies

Our insider trading policy prohibits our directors and executive officers from hedging and pledging securities of our Company.

No Incorporation by Reference

In Echelon’s filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Report of the Audit Committee of our Board of Directors” and the “Compensation Committee Report” contained in this Proxy Statement specifically are not incorporated into any other filings with the SEC. In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

Stockholder Proposals—2017 Annual Meeting

Stockholders may present proposals for action at a future meeting if they comply with SEC rules and Echelon’s Bylaws. For additional details and deadlines for submitting proposals, see “Deadline for Receipt of Stockholder Proposals” in this Proxy Statement above. If you would like a copy of the requirements contained in our Bylaws, please contact: Chief Legal and Administration Officer, Echelon Corporation, 2901 Patrick Henry Drive, Santa Clara, California 95054.

Available Information

You may obtain a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 without charge by sending a written request to Echelon Corporation, 2901 Patrick Henry Drive, Santa Clara, California 95054, Attention: Investor Relations. The annual report is also available online at www.echelon.com or the SEC’s website at www.sec.gov.

REPORT OF THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS

Notwithstanding any statement to the contrary in any of our previous or future filings with the SEC, this report of the Audit Committee of our Board of Directors shall not be deemed “filed” with the SEC or “soliciting material” under the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference into any such filings.

The Audit Committee of our Board of Directors serves as the representative of our Board of Directors for general oversight of our financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations. Our management has primary responsibility for preparing our financial statements and our financial reporting process. Our independent registered public accounting firm, KPMG LLP, is responsible for expressing an opinion on the conformity of our fiscal year 2015 audited financial statements to generally accepted accounting principles. In this context, the Audit Committee hereby reports as follows:

1.    The Audit Committee has reviewed and discussed the audited financial statements with our management, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements. In connection with this review and discussion, the Audit Committee asked a number of follow-up questions of management and KPMG LLP to help give the Audit Committee comfort in connection with its review.

2.    The Audit Committee has discussed with KPMG LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.    The Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP the independence of KPMG LLP.

4.    Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the SEC.

Our Board of Directors has adopted a written charter for the Audit Committee, a copy of which can be viewed at the Investor Relations section of our website at www.echelon.com. Each of the members of the Audit Committee is independent as defined under the NASDAQ listing standards.

Audit Committee Robert J. Finocchio, Jr., Chairman Robert R. Maxfield Betsy Rafael

OTHER MATTERS

As of the date hereof, our Board of Directors is not aware of any other matters to be submitted at the annual meeting. If any other matters properly come before the meeting, it is the intention of the persons named as proxies to vote the shares they represent as our Board of Directors recommends or as they otherwise deem advisable.

THE BOARD OF DIRECTORS Santa Clara, California

April 6, 2016

VOTE BY INTERNET - www.proxyvote.com Echelon Corporation c/o Computershare 480 Washington Blvd. Jersey City, NJ 07310 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Withhold For All To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For All All Except n The Board of Directors recommends you vote FOR the following: Election of Directors Nominees 01 Betsy Rafael The Board of Directors recommends you vote FOR the following proposal: To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For Against Abstain For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting Q SZTO’IU L S666ZZ0000 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report are available at www.proxyvote.com ECHELON CORPORATION 2016 Annual Meeting of Stockholders THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ECHELON CORPORATION The undersigned stockholder of Echelon Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 6, 2016, and hereby appoints Alicia J. Moore and C. Michael Marszewski, and each of them, proxy and attorney-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2016 Annual Meeting of Stockholders of Echelon Corporation to be held on Tuesday, May 17, 2016, at 10:00 a.m. Pacific Time, at 2901 Patrick Henry Drive, Santa Clara, California 95054, and at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side, and, in their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof. This proxy will be voted as directed, or, if no direction is given, will be voted “FOR” the nominee listed in Proposal 1, “FOR” Proposal 2, and as said Proxies deem advisable on such other matters as may properly come before the meeting. 0000279995_2 R1.0.1.25 Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side